PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 1st day of August, 2014, by and between U.S. Retail Income Fund VI, Limited Partnership, a Delaware limited partnership (“Seller”), and Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited liability company (hereinafter referred to as “Purchaser”).
W I T N E S S E T H:
WHEREAS, Seller is the fee owner of the following shopping centers: Barclay Crossing located in Spring Hill, Florida (“Barclay”), Doral Isles located in Miami, Florida (“Doral”), and Sweetgrass Corner located in Mount Pleasant, South Carolina (“Sweetgrass”), the legal descriptions of which are set forth in Exhibit A attached hereto and made a part of this Agreement;
WHEREAS, Seller has offered to sell each of the above-referenced properties to Purchaser and Purchaser has offered to purchase such property from Seller; and
WHEREAS, the parties desire to provide for said purchase and sale on the terms and conditions hereinafter set forth;
NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, all of which each party respectively agrees constitutes sufficient consideration received at or before the execution hereof, the parties hereto do hereby agree as follows:
1.DEFINITIONS AND MEANINGS. In addition to any other terms whose definitions are fixed and defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter, shall have the meaning ascribed thereto by this Article 1:
1.1    Additional Earnest Money means the amount deposited by Purchaser as provided in Section 4.2.
1.2    Agreement means this Purchase and Sale Agreement, together with all exhibits attached hereto.
1.3    Anchor Tenant means the major grocery store tenant at each Property, which are Barclay: Publix Super Markets, Inc., Doral: Publix Super Markets, Inc. and Sweetgrass: Bi-Lo, Inc.
1.4    Closing means the consummation of the purchase and sale contemplated by this Agreement by the deliveries required under Article 10 hereof.
1.5    Closing Date means the time and date, established under Section 10.1 hereof, when the purchase and sale contemplated by this Agreement is to be consummated, as such date may be extended by mutual agreement of the parties or pursuant to the provisions of this Agreement.
1.6    Earnest Money means the amount deposited by Purchaser as provided in Sections 4.1 and 4.2 hereof and shall include both the Initial Deposit and Additional Earnest Money and any interest earned thereon.
1.7    Escrow Agent means Republic Commercial Title Insurance Company, LLC.
1.8    Examination Date means August 1, 2014.
1.9    Execution Date means the later of the date on which this Agreement is duly executed by Seller or Purchaser; and such date shall be inserted in the preamble on the first page of this Agreement.
1.10    Existing Exceptions mean those matters set forth on Exhibits D-1 through D-3 attached hereto and incorporated herein by this reference.
1.11    Hazardous Substances mean any waste, substance or material determined to be hazardous, toxic, a pollutant or contaminate, under any federal, state or local statute, law, ordinance, rule, regulation or judicial or administrative order or decision, now in effect, including, without limitation, petroleum and petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls and/or hazardous, toxic or dangerous wastes, substances or materials defined as such, or as a hazardous substance or any similar term, by, in or for the purposes of (i) the Comprehensive Environmental Response, Compensation and Liability Act (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. §9601 et seq.)(“CERCLA”); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.)(“RCRA”); (iii) the Hazardous Substances Transportation Act (49 U.S.C. §1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (v) the Clean Water Act (33 U.S.C. §1251 et seq.); (vi) the Clean Air Act (42 U.S.C. §1857 et seq., §7401 et seq. and §7601 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. §349, 42 U.S.C. §201 and §300f et seq.); (viii) the National Environmental Policy Act (42 U.S.C. §4321, §§4331 to 4335, §4341 et seq. and §8473); (ix) the Superfund Amendments and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); (x) Title III of the Superfund Amendment and Reauthorization Act; (xi) the Uranium Mill Tailings Radiation Control Act (42 U.S.C. §7901 et seq.); (xii) the Occupational Safety and Health Act of 1970 (29 U.S.C. §651 et seq.); (xiii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.); (xiv) the Noise Control Act (42 U.S.C. §4901 et seq.); (xv) the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §11001 et seq. and §11041 et seq.); and (xvi) Regulations of Environmental Protection Agency, 33 C.F.R. and 40 C.F.R.

1.12    Improvements mean the buildings and improvements and fixtures attached to the Real Property.
1.13    Permitted Exceptions means any matters shown in the Commitment or Survey to which Purchaser fails to object or which Purchaser waives pursuant to Article 5 hereof.
1.14    Initial Deposit means the amount deposited by Purchaser with Escrow Agent in accordance with the provisions of Section 4.1 herein.
1.15    Intangible Personal Property means all of the following items, to the extent assignable and without warranty: (A) licenses and permits relating to the operation of the Real Property, (B) the right to use the name of the Property (Barclay Crossing Shopping Center, Doral Isles Shopping Center, and Sweetgrass Corner Shopping Center) in connection with the Real Property, but specifically excluding any trademarks, service marks and trade names of Seller or any affiliate of Seller, (C) if still in effect, guaranties and warranties received by Seller from any contractor, material supplier, manufacturer or other person in connection with the construction or operation of the Real Property, (D) the Plans and Specifications, and (E) all other items of intangible personal property owned by Seller and used exclusively in connection with the ownership, use, leasing, maintenance, service or operation of the Real Property. Notwithstanding the foregoing Seller’s cash, cash equivalents, bank accounts, accounts receivable and contract rights under this Agreement shall be excluded from “Intangible Personal Property”.
1.16    Personal Property means all goods, machinery, furniture, equipment, and other tangible personal property, if any, owned by Seller presently located on the Real Property, but excluding any items of personal property owned by tenants and, if the Personal Property includes computer hardware, any software installed therein.
1.17    Plans and Specifications means, to the extent assignable or transferable, all "as built" surveys of the Properties, "as built" plans and specifications of the Improvements, building and landscape plans and specifications and blueprints and engineering and architectural drawings relating to a Property (including any plans, specifications, blueprints or drawings for tenant improvements, outparcels and future expansion or modification of such Property) which are now or hereafter in the possession or control of Seller (the "Plans and Specifications").
1.18    Property means, collectively, the Real Property, Improvements, Personal Property, Tenant Leases, Intangible Personal Property and Service Contracts for the following shopping centers: Barclay, Doral, and Sweetgrass, each of which are sometimes referred to herein as “a Property” or collectively as “the Properties” or “the Property” as the context may dictate.
1.19    Purchase Price means the amount which Purchaser shall pay to consummate the purchase and sale of the Property as provided in Section 3.1 of this Agreement.

1.20    Real Property means those tracts or parcels of improved real estate more particularly described in Exhibit A attached hereto and made a part hereof consisting of Barclay Crossing Shopping Center, Doral Isles Shopping Center, and Sweetgrass Corner Shopping Center, plus all outparcels and vacant land parcels (excluding any outparcels and vacant land parcels previously sold, and any fixtures or other part of the Improvements that remains the property of the tenants pursuant to the terms of the Tenant Leases), together with all plants, shrubs and trees located thereon and together with all appurtenances of the above-described Real Property, including, without limitation, easements or rights-of-way relating thereto and the air space overlying any public or private ways or streets.
1.21    Service Contracts means management, maintenance, service or other contracts or agreements (oral or written), specifically including but not limited to leases, contracts or other agreements with vendors for any equipment, property or services, including but not limited to the installation, lease, maintenance, repair and/or replacement of light poles, fixtures and bulbs, affecting the Property or the operation thereof, entered into by or binding upon Seller.
1.22    Tenant Leases means (a) the leases with all amendments thereto described on Exhibits C-1 through C-3 attached hereto and incorporated herein by reference (collectively, the “Rent Rolls”, and individually, a “Rent Roll”), and (b) any other written lease or written rental, occupancy, concession or license agreement entered into by a Seller after the Execution Date in accordance with this Agreement which affects all or any portion of a Property and pertains to the leasing, rental, occupancy or licensing of a Property, together with all rents, issues and profits therefrom and tenant security deposits (the “Security Deposits”) thereunder.
2.    SALE AND PURCHASE. Seller agrees to sell the Property to Purchaser on the terms and conditions contained in this Agreement, and Purchaser agrees to purchase the Property from Seller on the terms and conditions contained in this Agreement.
3.    PURCHASE PRICE.
3.1    Amount of Purchase Price. The Purchase Price for the Property shall be Fifty Three Million Five Hundred Fifty Thousand and No/00 Dollars ($53,550,000). The Purchase Price shall be allocated on a property-by-property basis by Purchaser and Seller as follows: (i) Doral - $28,600,000; (ii) Barclay - $9,900,000; and (iii) Sweetgrass - $15,050,000. Purchaser shall have the right to reallocate the aforesaid amounts on or prior to the Closing Date by written notice to Seller; provided, however, in the event that such reallocation results in a net increase in the payment by Seller of any documentary stamps and/or transfer taxes associated with the Deed as set forth in Section 11.10 herein over the amount of such taxes due by using the aforesaid amounts, Purchaser shall be responsible for the payment of any such incremental increase of such documentary stamps and/or transfer taxes.

3.2    Payment of Purchase Price. The Purchase Price shall be paid by Purchaser to Seller at the Closing as follows:
3.2.1    The Earnest Money shall be paid by Escrow Agent to Seller, in the same manner described in Section 3.2.2 below, at Closing;
3.2.2    An amount equal to the Purchase Price, less the Earnest Money, shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available federal funds to an account designated by the Escrow Agent, subject to prorations, adjustments and credits as otherwise specified in this Agreement, for disbursement by Escrow Agent to Seller in accordance with the closing statement signed and delivered by the parties in accordance with the provisions of Article 10 herein.
4.    EARNEST MONEY.
4.1    Initial Deposit. Purchaser shall deposit the sum of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000) in cash with Escrow Agent as Earnest Money within one (1) business day of the Execution Date.
3.1.    Additional Earnest Money. In the event that Purchaser waives or satisfies the condition precedent in Subsection 15.1.1 hereof, then Purchaser shall deposit with Escrow Agent Seven Hundred Fifty Thousand and No/100 Dollars ($750,000) (the “Additional Earnest Money”) within one (1) business day after the Examination Date. In the event that Purchaser fails to so deposit any such sum with Escrow Agent on or before the required date, and such failure shall not be cured within one (1) business day after the effective date of written notice of such failure by Seller to Purchaser, then Seller shall be entitled to terminate this Agreement, whereupon the Earnest Money shall be paid over to Seller and thereafter the parties hereto shall have no further rights, duties or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof. At and in the event of the Closing, Escrow Agent shall tender the Earnest Money to Seller on the Closing Date and the Earnest Money so delivered to Seller shall be applied and credited against the Purchase Price, as provided in Section 3.2 hereof.
5.    TITLE EXAMINATION AND OBJECTIONS.
5.1    Title Documents. Seller has provided to Purchaser copies of existing title policies and any existing surveys applicable to the Property, to the extent in Seller’s possession or control. Purchaser shall cause Republic Commercial Title Company, LLC, (the “Title Agent”), in its capacity as the agent of Chicago Title Insurance Company (the “Title Company”), to order new title commitments issued by the Title Company covering the Properties (collectively, the “Commitment”), together with copies of all documents referenced in the Commitment, agreeing to issue to Purchaser, upon recording of the Deed (as hereinafter defined), a standard ALTA Owner’s Title Insurance Policy (06-17-06) (the “Title Policy”) in an amount equal to the Purchase Price, subject only to the Permitted Exceptions (as hereinafter defined), and Purchaser shall order a current

ALTA/ACSM Land Title Survey of the Property, with a standard ALTA/ACSM certification addressed to Purchaser, the Title Agent and the Title Company and containing such Table A items that Purchaser or Purchaser’s lender may require (the “Survey”). On or before the Examination Date, Purchaser shall review the Commitment, documents and information pertaining to the exceptions to title listed in the Commitment and the Survey.
5.2     Permitted Exceptions. On the Closing Date, title to the Property shall be subject to the following: (i) Tenant Leases in effect as of the date thereof, together with such additional Leases as permissively may be entered into by Seller during the term of this Agreement in accordance with Section 8.4 hereof (collectively, the “Approved Leases”), (ii) the lien of real estate taxes not yet due and payable, (iii) all exceptions and other title matters shown on the Commitment (as the same may be revised by the Title Company pursuant to the process set forth in Section 5.3 below and pursuant to any subsequent updates thereof pursuant to Section 5.3 below, but expressly excluding any title matters that Seller is obligated to remove pursuant to the provisions of this Agreement or that Seller agrees to remove as part of the process described in Section 5.3 below; (iv) the Existing Exceptions and (v) liens, encumbrances or other matters of title created or suffered to be created by Purchaser or any party whose rights derive by, through or under Purchaser (collectively, the “Permitted Exceptions”) ; provided that Permitted Exceptions shall not include matters that Seller has either agreed to cure as provided in Section 5.3 or is obligated to cure as provided in this Section 5.2. Seller shall remove at Seller’s sole cost and expense on or prior to the Closing Date and there shall not be treated as Permitted Exceptions any liens for monetary obligations voluntarily incurred by Seller (excluding lien of current taxes and any general or special assessments that are paid in installments to the extent not required to be paid as of the Closing Date) that are not assumed by Purchaser.
5.3    Notice of Objection. Purchaser may advise Seller in writing and in reasonable detail, not later than the Examination Date, as to what exceptions or other matters shown on the Commitment and/or Survey, if any, are not acceptable to Purchaser (collectively, the “Title Objections”). Prior to, or concurrently with, notifying Seller of any Title Objections, Purchaser shall endeavor in good faith to cause the Title Company to modify and update the Commitment to reflect its requested corrections and revisions. All title exceptions and survey matters not mentioned as part of Purchaser’s Title Objections shall be deemed approved by Purchaser. In the event Purchaser fails to deliver any notice of Purchaser’s Title Objections prior to the Examination Date, Purchaser shall be deemed to have approved all exceptions or other matters shown on the Commitment and the Survey. Seller shall have five (5) business days after receipt of Purchaser’s Title Objections to give Purchaser notice that (a) Seller will remove any Title Objections from title (or afford the Title Company the necessary information or certifications to permit it to insure over such exceptions), at Seller’s cost (provided that Seller shall have no obligation to cure any title objections except as expressly provided in Section 5.2), or (b) Seller elects not to cause such exceptions to be removed or insured over. Seller’s failure to provide notice to Purchaser as to any Title Objection shall be deemed an election by Seller not to remove the Title Objection. If Seller so notifies or is deemed to have notified that Seller will not remove or insure over any or all of the Title Objections, Purchaser shall have five (5) business days to determine whether (i) to proceed with the purchase and take the Property subject to such exceptions (in which event such exception shall be deemed approved by Purchaser) or (ii) to terminate this Agreement in its entirety, and if so terminated, the Earnest Money shall be refunded by Escrow Agent to Purchaser without any further consent required from Seller and neither party shall have any further rights, obligations or liabilities hereunder except for those provisions that survive the termination of this Agreement. Purchaser’s failure to give Seller notice shall be deemed to be an election by Purchaser under clause (ii) above. In the event that any update to the Commitment indicates the existence of any liens, encumbrances or other defects or exceptions (the “Additional Objections”) which are not shown in the initial Commitment and that are unacceptable to Purchaser, Purchaser shall within five (5) business days after receipt of any such update to the Commitment notify Seller in writing of its objection to any such Additional Objection (the “Additional Objections Notice”). Within five (5) business days after receipt of an Additional Objections Notice, Seller shall have the option in its sole discretion to either: (a) elect to remove such Additional Objections, or, where applicable, agree that Seller will cause such items to be discharged at or before Closing; or (b) notify Purchaser that Seller is unwilling to remove such Additional Objections. If Seller fails or elects not to remove such Additional Objections within said five (5) business day time period, then Purchaser shall have the option of (i) waiving its title objections and accepting the title as it then exists (in which event such additional exceptions shall be deemed approved by Purchaser); or (ii) terminating this Agreement, in which event the Earnest Money shall be refunded by Escrow Agent to Purchaser without any further consent required from Seller and neither party shall have any further rights, obligations or liabilities hereunder except for those provisions that survive the termination of this Agreement.
6.    SELLER’S REPRESENTATIONS AND WARRANTIES. Based upon the foregoing, Seller represents and warrants to, and covenants with, Purchaser as follows:
6.1    Authority. Seller has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to transact business in the State in which its Property is located.
6.2    Execution and Delivery. The execution and delivery of this Agreement, and the performance and observance by Seller of Seller’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the transactions contemplated herein, are consistent with and not in violation of, and will not create any adverse condition, default or breach under, (i) any contract, agreement or other instrument (including, without limitation, any lease, license, covenant, commitment or understanding) to which Seller or its assets or properties are a party or are bound, (ii) any law, rule, regulation, notice, order, decree or judgment of any nature to which Seller or its assets or properties are a party or are bound, or (iii) the governing agreement(s) of Seller.
6.3    Service Contracts. There are no employees either of Seller or of any other employer or contractor engaged in the operation and maintenance of the Property to whom Purchaser shall, at or after Closing, have any obligation whatsoever (in such person’s capacity as an employee). Except as set forth in Schedule 6.3 attached hereto and incorporated herein by reference, there are no management, maintenance, service or other contracts or agreements (oral or written), specifically including but not limited to leases, contracts or other agreements with vendors for any equipment, property or services, including but not limited to the installation, lease, maintenance, repair and/or replacement of light poles, fixtures and bulbs, affecting the Property or the operation thereof entered into by or binding upon Seller for which Purchaser shall, at or after the Closing, have any obligation or liability whatsoever (the “Service Contracts”). All obligations of, and sums due from, Seller under the Service Contracts through the Closing Date shall have been paid in full, or, in connection with any Service Contracts that are to be assumed by Purchaser at Closing, will be prorated as of the Closing Date. No failure of compliance, breach, default, event of default or notice of intention to cancel has occurred under the Service Contracts, and no event has occurred to Seller’s knowledge which with the lapse of time or notice or both would constitute a default or event of default under said instruments. As to the Service Contracts identified on Schedule 6.3, by the Examination Date Purchaser shall notify Seller in writing as to which, if any, of such Service Contracts Purchaser does not wish to assume. Seller shall deliver notification of termination of the Service Contracts that Purchaser does not elect to assume, and Purchaser shall be obligated to pay for any Service Contract costs applicable to the period after Closing in the event that the Service Contracts are not immediately terminable. The obligations of Seller arising after the Closing Date under all Service Contracts identified on Schedule 6.3 and not identified in the aforementioned notice by Purchaser, shall be assumed by Purchaser at Closing. If Seller has not received any such notice from Purchaser by the Examination Date, Purchaser shall be deemed to have elected to assume the obligations of Seller arising after the Closing Date under all the Service Contracts identified on Schedule 6.3.
6.4    Hazardous Substances/Compliance with Law. Except as set forth in the Property Information (as hereinafter defined), and except as set forth on any environmental report provided to Purchaser as a part of the Property Information or obtained by the Purchaser during its inspection of the Property, Seller has received no written notice that the Property is not free of Hazardous Substances and material violation of law, including federal, state, and local laws, statutes, regulations, judgments, orders, required permits, ordinances, decrees or restriction of any court or governmental entity, including without limitation, and Environmental Laws (as hereinafter defined). To Seller's knowledge, the environmental reports provided to Purchaser as a part of the Property Information comprise all environmental reports with respect to the Property in Seller’s (or its property manager’s) possession or control.

6.5    Possession. Except as set forth on the Rent Rolls on attached hereto as Exhibits C-1 through C-3 and made a part hereof, there is no tenant, lessee or other occupant of the Property claiming by, through or under Seller having any right or claim to possession or use of the Property as tenants or lessees after the Closing Date, and possession of the Property shall be delivered by Seller to Purchaser at the Closing free of the rights or claims of any tenants, occupants or other parties in possession of, or having or claiming any right to possession or use of, the Property other than tenants under the Tenant Leases, beneficiaries under the Permitted Exceptions and parties claiming possession other than by, through or under Seller.
6.6    Pending Litigation. Except as set forth on Schedule 6.6 attached hereto and made a part hereof, there is not any pending or, to Seller’s knowledge, threatened, litigation against Seller or the Property.
6.7    Condemnation. There is no pending, or to Seller’s knowledge, threatened, judicial, administrative, condemnation or eminent domain proceedings or investigations relating to the Property.
6.8    OFAC; Patriot Act; Anti-Money Laundering. Seller is not, and will not become a person identified on U.S. Treasury’s Office of Foreign Asset Control listing of Specially Designated Nationals and Blocked Persons (a “Prohibited Person”). Seller (i) is not and will not become owned or controlled by a Prohibited Person, (ii) is not acting hereunder and will not act hereunder for or on behalf of a Prohibited Person, and (iii) is not providing and will not provide material, financial or technological support or other services to or in support of acts of terrorism of a Prohibited Person. Seller will not enter into or undertake any activities related to this Agreement in violation of Anti-Money Laundering Laws.
6.9    Insurance Notices. Seller has received no written notice from any insurance carrier or board of fire underwriters of the existence of defects or inadequacies in the Property or requesting the performance of any work or alterations with respect to the Property which if not corrected would result in termination of insurance coverage or a material increase in its cost.
6.10    True and Correct Copies. All Tenant Leases delivered to Purchaser pursuant to Section 8.4 are true, correct and complete copies, and Seller has not knowingly withheld any material document or information pertaining to the Tenant Leases.
6.11    Closing. Except with respect to any representation or warranty for which Seller has given Purchaser notice of a changed condition pursuant to Section 8.9 hereof, all of the representations and warranties made herein by Seller are true and correct in all material respects as of the Execution Date and shall be true and correct in all material respects as of the Closing Date; provided that Purchaser acknowledges that the delinquency schedule for the Property may change between the Execution Date and Closing. Seller will provide Purchaser with a current delinquency schedule at Closing.

6.12    Intangible Personal Property. Other than general corporate web sites including information about the Property, there are no internet website and associated URL or domain names maintained by Seller and/or any affiliate of Seller with respect to the Property.
6.13    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 6 AND ANY DOCUMENT EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLER DISCLAIMS ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO MATTERS OF TITLE (OTHER THAN SELLER’S WARRANTY OF TITLE SET FORTH IN THE LIMITED OR SPECIAL WARRANTY DEEDS TO BE DELIVERED AT CLOSING), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS, AVAILABILITY OR ACCESS, INGRESS OR EGRESS, PROPERTY VALUE, OPERATING HISTORY, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE PROPERTY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 6 AND ANY DOCUMENT EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING, PURCHASER AGREES THAT WITH RESPECT TO THE PROPERTY, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR SELLER’S AGENTS OR EMPLOYEES. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, SOPHISTICATED AND EXPERIENCED PURCHASER OF REAL ESTATE SIMILAR TO THE PROPERTY AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS, AND THAT PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND SHALL RELY UPON SAME, AND, UPON CLOSING, ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 6 AND ANY DOCUMENT EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING, PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS,” WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS SECTION 6.13 SHALL EXPRESSLY SURVIVE THE CLOSING AND NOT MERGE THEREIN.

6.14    Without limiting Section 6.13, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement and any document executed by Seller and delivered to Purchaser at Closing, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of Hazardous Substances, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or “Environmental Laws” (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser, any affiliate or parent of Purchaser, all shareholders, employees, officers and directors of Purchaser or Purchaser’s affiliates or parent, and their respective successors and assigns (“Purchaser Group”) hereby covenant not to sue Seller or any affiliates of Seller for, and shall not enforce any liability or obligation of Seller or affiliates of Seller for, and hereby agree not to bring, assert or maintain any action or claim for contribution, cost recovery or otherwise, including for injunctive relief, relating directly or indirectly to the violation of Environmental Laws regarding the existence of asbestos or Hazardous Substances on, or environmental conditions of, the Property, whether known or unknown, by any action or proceeding wherein a money or other personal judgment, including injunctive relief, is sought by Purchaser Group against Seller or affiliates of Seller; provided, however, that Purchaser Group and their successors or assigns may bring any action or proceeding to enforce and realize rights and claims under such Environmental Laws for contribution, cost recovery or otherwise against third parties, including but not limited to Seller’s predecessors’ in title to the Property and name Seller and Seller’s affiliates in such action or proceeding to the extent they, or any of them, are necessary parties to such action or proceeding; further provided, however, that any judgment in any such action or proceeding in favor of Purchaser Group or their successors or assigns shall not be enforced by Purchaser Group or any such successor or assign against Seller or Seller’s affiliates. As used herein “Environmental Laws” means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901, et seq., the Emergency Planning and Community Right-to-Know Act (“Right-to-Know Act”), 42 U.S.C. § 11001, et seq., the Clean Air Act (“CAA”), 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act (“Clean Water Act”), 33 U.S.C. § 1251, et seq., the Toxic Substances Control Act (“TSCA”), 15 U.S.C. § 2601, et seq., the Safe Drinking Water Act (“Safe Drinking Water Act”), 42 U.S.C. § 300f, et seq., the Atomic Energy Act (“AEA”), 42 U.S.C.

§ 2011, et seq., the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651, et seq., and the Hazardous Materials Transportation Act (the “Transportation Act”), 49 U.S. C. § 1802, et seq.
6.15    Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser’s request solely as illustrative material. Seller represents only that such information is the same information provided to Seller by the property manager and prepared by the property manager and makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller’s operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases and covenants not to sue Seller and the affiliates of Seller from and for or concerning any liability with respect to such historical information.
6.16    To the extent that Seller may provide to Purchaser the existing or other reports of third parties regarding the condition of the Property, Seller makes no representation or warranty concerning the accuracy or completeness of any report, study or investigation regarding the Property which was prepared by anyone other than the Seller itself (the “Existing Third Party Reports”). Purchaser hereby releases and covenants not to sue Seller and the affiliates of Seller from and with respect to any liability whatsoever with respect to the Existing Third Party Reports, or, including, without limitation, the matters set forth in the Existing Third Party Reports, and the accuracy and/or completeness of the Existing Third Party Reports. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Third Party Reports.
6.17    (a) Seller recommends that Purchaser employ one or more independent engineering and/or environmental professionals to perform engineering, environmental and physical assessments on Purchaser’s behalf in respect of the Property and the condition thereof. Purchaser has the sole responsibility to fully inspect the Property, to investigate all matters relevant thereto, including, without limitation, the condition of the Property, and to reach its own, independent evaluation of any risks (environmental or otherwise) or rewards associated with the ownership, leasing, management and operation of the Property; and (b) to the fullest extent permitted by law, Purchaser does hereby unconditionally waive and release Seller, and its partners, beneficial owners, officers, directors, shareholders and employees from any present or future claims and liabilities of any nature arising from or relating to the presence or alleged presence of Hazardous Substances in, on, at, from, under or about the Property or any adjacent property, including, without limitation, any claims under or on account of any Environmental Law, regardless of whether such Hazardous Substances are located in, on, at, from, under or about the Property or any adjacent property prior to or after the date hereof, unless such claims or liabilities arise from the intentional or fraudulent activity of Seller.
6.18    Notwithstanding anything contained herein to the contrary, the terms of Sections 6.1 through 6.17 (inclusive) shall survive the Closing and the delivery of the Deeds and termination of this Agreement for the period set forth in Article 23.
7.    PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS. As an inducement to Seller to enter into this Agreement and to sell the Property, Purchaser represents and warrants to Seller, as follows:
7.1    No Adverse Proceedings. There are no actions, suits, claims or other proceedings pending, or to Purchaser’s actual knowledge, contemplated or threatened against Purchaser that could adversely affect Purchaser’s ability to perform its obligations under this Agreement.
7.2    Authority. Purchaser has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein.
7.3    Execution and Delivery. The execution and delivery of this Agreement and the performance and observance by Purchaser of Purchaser’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the transactions contemplated herein, are consistent with and not in violation of, and will not create any adverse condition, default or breach under, (i) any contract, agreement or other instrument (including, without limitation, any lease, license, covenant, commitment or understanding) to which Purchaser or its assets or properties are a party or are bound, (ii) any law, rule, regulation, notice, order, decree or judgment of any nature to which Purchaser or its assets or properties are a party or are bound, or (iii) the articles of incorporation, by-laws and shareholders’ agreements, limited partnership agreements or other organizational documents (if any) of Purchaser.
8.    COVENANTS OF SELLER. As a material inducement to Purchaser to enter into this Agreement and to purchase the Property, Seller hereby covenants unto Purchaser the following:
8.1    Access to Property. Purchaser, upon oral or written notice to Seller and Seller’s reasonable approval thereof, and subject to the rights of tenants, shall have access to the Property at all reasonable times subsequent to the Execution Date, with full right to (i) inspect the Property; (ii) review, inspect, copy and analyze all books, records and other financial information and data of Seller with respect to the Property and the operation thereof; (iii) to interview tenants upon one (1) business day’s advance oral or written notice to Seller, and Seller or Seller’s agent shall have the right to accompany Purchaser during any activities performed by Purchaser on the Property, and (iv) to conduct all tests thereon, including, but not limited to, soil borings and hazardous waste studies, and to make such other examinations with respect thereto as Purchaser, its counsel, licensed engineers, surveyors or other representatives may deem necessary or desirable. Purchaser shall have no right to conduct any invasive (including without limitation a Phase II environmental investigation) unless a Phase I environmental report expressly recommends such a survey, and Seller shall have the right to approve, in its sole discretion, the time, manner and location of any invasive testing. Any entry on or to the Property by provisions hereof shall be at the risk of Purchaser, who hereby agrees not to cause damage to the Property and Purchaser agrees to indemnify and hold Seller harmless from and against any liens, claims, actions, charges, damages, expenses (including, but without limitation, attorney’s fees and court costs) and liabilities incurred as a result, directly or indirectly, of the exercise by Purchaser of the rights granted in this Section; provided, however, that excluded from the foregoing indemnity are any losses, costs, damages, claims, or liabilities relating to pre-existing conditions upon the Property or the negligence or willful misconduct of Seller. If the transaction contemplated by this Agreement fails to close for any reason whatsoever (other than as a result of a material default by Seller), Purchaser shall also promptly restore any portion to as near as is reasonably possible to the condition that existed immediately prior to the activities that resulted in such damage or destruction. The provisions of this Section 8.1shall survive Closing and any termination of this Agreement. Purchaser shall maintain and shall ensure that Purchaser’s consultants and contractors maintain commercial general liability insurance in an amount not less than $1,000,000, combined single limit, and in form and substance adequate to insure against all liability of Purchaser and its consultants and contractors, respectively, and each of their respective agents, employees and contractors, arising out of inspections and testing of the Property or any part thereof made on Purchaser’s behalf. Purchaser agrees to provide to Seller a certificate of insurance with regard to each applicable liability insurance policy prior to any entry upon the Property by Purchaser or its consultants or contractors, as the case may be, pursuant to this Section 8.1.
8.2    Conducting Business. Seller shall operate, maintain, insure, market and lease the Property through and including the Closing Date in a manner consistent with Seller’s operations, maintenance, insuring, marketing and leasing of the Property prior to the Execution Date. Seller shall maintain and service the Property in the normal course of business until the Closing Date, normal wear and tear and casualty and condemnation excepted. Seller shall not commit waste to the Property. Seller shall, promptly upon receiving any notice or knowledge of any waste, damage or destruction to the Property, give Purchaser notice thereof. From and after the Execution Date and continuing through and until the Closing Date, Seller, at Seller’s cost and expense, shall maintain in effect its present hazard and public liability insurance policies. Such policies shall provide insurance coverage for property damage in an amount not less than the full replacement cost of the improvements at the Property.
8.3    New Service Contracts. Between the Examination Date (if this Agreement has not been terminated pursuant to Section 15.2) and the Closing Date, without the prior consent of Purchaser, which shall not be unreasonably withheld or delayed, Seller will not enter into any contract that will be an obligation affecting the

Property subsequent to such Closing, except contracts entered into in the ordinary course of business that are terminable either without cost or cause on 30-days’ notice.
8.4    Leasing Arrangements. Prior to the Examination Date, Seller may, without Purchaser’s consent, enter into Tenant Leases, amendments, expansions and renewals in Seller’s sole and absolute discretion. Seller shall, however, provide written notice to Purchaser of any such Tenant Leases, amendments, expansions or renewals, and shall promptly provide copies to Purchaser of same but in no event later than five (5) business days prior to the Examination Date. After the Examination Date, if this Agreement has not been terminated pursuant to Section 15.2 or otherwise, Seller shall obtain Purchaser’s consent before entering into any Tenant Lease, amendment, expansion, or renewal, which consent shall be granted or withheld in Purchaser’s sole discretion; provided, that Purchaser’s consent shall not be required for any amendments, expansions or renewals that are pursuant to Tenant Lease provisions in effect as of the Execution Date and which are unilaterally exercisable by a tenant. Purchaser shall be deemed to have consented to any Tenant Lease, amendment, expansion, or renewal for which Purchaser’s consent is required hereunder if it has not notified Seller specifying with particularity the matters to which Purchaser reasonably objects within five (5) business days after its receipt of Seller’s written request for consent, together with a description of the pertinent business terms of the Lease, amendment, expansion, or renewal.
8.5    Termination of Property Management Agreement. Seller shall terminate at its sole cost and expense at, and Purchaser shall not assume, any property management agreements affecting the Property.
8.6    Tangible Personal Property. Seller shall not remove any of the Personal Property which costs, in the aggregate, in excess of $500.00, except as may be required for necessary repair or replacement (provided that any replacement shall be of equal quality as existed at the time of removal) and, in the case of supplies, except for those items consumed in the ordinary course of business.
8.7    Deliveries. Seller has previously made available to Purchaser the items listed on Exhibit B attached hereto and made a part hereof, to the extent the same are in Seller’s (or its property manager’s) possession or control. Collectively, the items listed on Exhibit B shall be referred to herein as the “Property Information,” and include, without limitation, the following items:
(i)    a true, correct and complete copy of the Tenant Leases, including all riders, attachments, addenda and amendments thereto, guarantees thereof and all other documents which are or will be binding and enforceable on, or with respect to, Purchaser (or documents which create an estoppel effect on, or with respect to, Purchaser) relating to the Tenant Leases. In addition, the same items shall also be delivered by Seller with respect to Tenant Leases (and riders, attachments, addenda and amendments thereto, guarantees thereof and all other binding and enforceable documents (or documents creating an estoppel effect)

entered into (or received by) Seller after the Execution Date, within five (5) days from the execution (or receipt) by Seller of such instrument(s) (but in no event later than the Closing Date);
(ii)    true, correct and complete copies of each Service Contract, including all riders, attachments, addenda and amendments thereto;
(iii)    Rent Roll;
(iv)    Tenant addresses, suite number and names of contacts (local and national);
(v)    Paid tax bills or receipts from the past year;
(vi)    List of personal property;
(vii)    Copies of all Certificates of Occupancy; and
(viii)    List of security deposits.
8.8    Records. From and after the Execution Date, Seller covenants and agrees to make the following items available to Purchaser at Seller’s main business office during normal business hours:
(i)    copies of the most recent bills for all utilities, trash removal, real and personal property ad valorem taxes, assessments of any nature, insurance and all bills and invoices for matters relating to the maintenance and repair of the Property, including the common areas (with respect to monthly bills and invoices, at least the last three (3) months; with respect to quarterly and annual bills and invoices, the last two (2) such quarters or years); and
(ii)    copies of all current hazard and public liability policies insuring the Property or any interest therein and endorsements thereto.
Notwithstanding the foregoing, in the event any of the foregoing items are not in the possession of Seller, but can be obtained by Seller without unreasonable effort or expense or are otherwise within the control of Seller, such items shall be delivered to Purchaser within five (5) days of Purchaser’s request to Seller of any such items; provided, however, to the extent any of such items are not in the possession of Seller or cannot be obtained by Seller without unreasonable effort or expense or are not otherwise within the control of Seller, Seller’s failure to deliver any of such items shall not be a default hereunder.
8.9    Expenses. Seller shall provide Purchaser on or before the twentieth (20th) day of each calendar month (from and including the month of the Execution Date) through the month of the Closing Date, monthly income and expense statements representing the income and expenses of the Property for the previous calendar month. In the event that Seller fails to provide such information on the date required, Purchaser shall provide written notice to Seller and Seller shall have five (5) days from delivery of such notice to provide the information to Purchaser.
8.10    Cooperation. Seller shall cooperate with Purchaser in any manner reasonably requested by Purchaser in order for Purchaser to obtain a mortgage on the Property and in order to satisfy and perform the terms and conditions thereof and to consummate the transactions contemplated therein, including, without limitation, obtaining from tenants subordination and attornment agreements and estoppel certificates as may be required by the lender. Purchaser obtaining any such mortgage is not a condition to Purchaser’s obligations under this Agreement.
8.11    Notice of Change. Seller shall promptly give Purchaser notice of any event, state of facts, circumstance or condition which occurs prior to the Closing, which causes a material change in the facts, assertions, statements and matters related to, or the accuracy, completeness or truth of, any of the representations and warranties made herein by Seller. Without limiting the generality of the foregoing, Seller shall promptly give Purchaser notice of any notices received by Seller which affect or relate to the representations and warranties made herein by Seller. This Section shall be subject to the provisions of Article 23 hereof, and the provisions of this Section shall not affect the survivability (or limitation thereof) or non-survivability of any of the representations and warranties of Seller contained herein.

9.    SURVEY AND LEGAL DESCRIPTION.
9.1    For purposes of the special or limited warranty deeds and other documents to be delivered to Purchaser by Seller at Closing, the legal description of the Property shall be as set forth on Exhibit A. To the extent that a Survey creates a description other than as set forth on Exhibit A, the revised legal description will be conveyed by a quitclaim deed which is to be delivered at Closing with no adjustment to the Purchase Price.
10.    CLOSING.
10.1    Closing Date. The closing of the sale and purchase of the Property (the “Closing”) shall take place on or before September 15, 2014 (such date, the “Closing Date”) through an escrow at the offices of the Escrow Agent, unless otherwise agreed upon in writing by Seller and Purchaser. The actual date of the Closing hereunder is referred to in this Agreement as the “Closing Date.”
10.2    Tender of Performance. On the Closing Date, the delivery to the Escrow Agent of the Purchase Price for the Property, an executed and acknowledged special or limited warranty deed of conveyance for each Property as required herein, and all other funds, documents and/or instruments required to be delivered by either party to another under this Agreement, in each instance pursuant to escrow instructions issued by legal counsel to Purchaser and Seller in form and in substance in accordance with prevailing industry standards, shall be deemed to be a good and sufficient tender of performance of the terms hereof (except for the provisions hereof that expressly survive Closing). In addition, on the Closing Date, Seller and Purchaser shall deliver to the other, and to the Title Company, such additional or other documents or instruments as reasonably may be requested in order to accomplish Closing as intended hereunder. Notwithstanding any provision of this Agreement, express or implied, to the contrary, if the Purchase Price for any reason shall not be disbursed to Seller on the Closing Date, then all assessments and income and expense prorations shall be readjusted between Seller and Purchaser to the day of such disbursement, it being agreed that Seller shall not assume the loss of net income generated by the Property as a result of a delay in Closing, recordation and/or disbursement for any reason unless arising solely from the acts or omissions of Seller.
10.3    On the Closing Date, Seller shall deliver to or for the benefit of Purchaser the following:
10.3.1    Special or limited warranty deeds (collectively, the “Deed”) in the form attached hereto as Exhibit 10.3.1(a) or Exhibit 10.3.1(b), as applicable to each Property, in proper form for recording and duly executed and acknowledged by Seller (and quitclaim deeds with legal descriptions of the Property based on the Survey, if requested by Purchaser);
10.3.2    A title affidavit in the form attached hereto as Exhibit 10.3.2;
10.3.3    a quitclaim bill of sale (which shall not, for the avoidance of doubt, warrant title, fitness for a particular purpose or condition or quality or provide any other warranty) to all Personal Property and Intangible Personal Property, substantially in the form attached hereto as Exhibit 10.3.3 and physical possession of all security codes, keys and any other forms of access;
10.3.4    a general assignment and assumption (the “Assignment and Assumption”), substantially in the form of Exhibit 10.3.4 to this Agreement, of all Tenant Leases, Service Contracts and Plans and Specifications to be assigned to Purchaser, together with originals (or, if not available, true copies) thereof;
10.3.5    actual possession of all non-cash Tenant Lease security and other deposits and/or escrows thereunder;
10.3.6    current Rent Rolls certified by Seller to be true and accurate in all material respects;
10.3.7    notices to Tenants advising them of the sale of the Property to Purchaser and to whom future rent payments are to be forwarded;
10.3.8    the originals of all Tenant Estoppel Certificates (as hereinafter defined) obtained by Seller from the Anchor Tenants and the Other Tenants and the Guarantor Estoppel Certificates obtained by Seller from the guarantors of the Leases, if any, as described in Section 15.1.8 herein;
10.3.9    resolutions of Seller authorizing the transactions contemplated under this Agreement, and, to the Title Company, such other documents evidencing and substantiating the capacity and authority of Seller as reasonably may be requested by the Title Company;
10.3.10    a certification by Seller that the applicable representations and warranties of such Seller deemed to be made as of the Closing Date are true and correct in all material respects as of the Closing Date in the form attached hereto as Exhibit 10.3.10;
10.3.11    a certification by Seller of non‑foreign status under Sections 1445 and 7701 of the Internal Revenue Code in the form attached hereto as Exhibit 10.3.11;
10.3.12    such disclosures and reports as are required by applicable state and local law in connection with the conveyance of the Property;
10.3.13    termination of any existing property management agreement affecting the Real Property;
10.3.14    any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement, including but not limited to all applicable state, county and local transfer tax declarations; and
10.3.15    executed closing statements consistent with this Agreement in the form required by the Escrow Agent.
10.4    On the Closing Date, Purchaser shall deliver to or for the benefit of Seller:
10.4.1    the Purchase Price (adjusted as provided for in this Agreement);
10.4.2    the Assignment and Assumption;
10.4.3    a certification by Purchaser that the representations and warranties of Purchaser deemed to be made as of the Closing Date are true and correct in all material respects as of the Closing Date;
10.4.4    such resolutions, consents and/or other documents evidencing and substantiating the capacity and authority of Purchaser which reasonably may be requested by the Title Company;

10.4.5    any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement, including but not limited to all applicable state, county and local transfer tax declarations; and
10.4.6    executed closing statements consistent with this Agreement in the form required by the Escrow Agent.
10.5    Further Assurances. From time to time after the Closing Date, Seller and Purchaser, without charge to the other, shall perform such other acts, and shall execute and acknowledge and shall furnish such other documents, instruments, materials and/or information which any such party or the Title Company reasonably may request in order to effect the intent of, and the consummation of the transactions provided in, this Agreement. In furtherance and not in limitation of the foregoing, Purchaser agrees to make the books and records of the Property for all periods prior to the Closing Date (and if any tax appeal shall be prosecuted for any tax period covering both the period of Seller’s ownership and the period of Purchaser’s ownership, applicable tax appeal information) available to Seller for its tax purposes for a period of one (1) year after the Closing Date. This Section 10.5 shall survive Closing and the delivery of the deeds of conveyance hereunder.
10.6    Possession. Seller agrees to give to Purchaser possession of the Property on the Closing Date, subject to the rights of tenants in possession under Tenant Leases in effect as of the Closing Date.
10.7    Risk of Loss. Except as provided in Section 12 hereof, the risk of loss shall be borne by Seller until the deeds of conveyance hereunder are delivered to Purchaser.

11.    Apportionments and Adjustments; and Closing Costs.
11.1    Apportionments; In General. Subject to the remaining provisions of this Section 11, the following shall be apportioned between Seller and Purchaser as of 11:59 p.m. on the day preceding the Closing Date, with Purchaser being deemed the owner of the Property on the Closing Date, and thereafter shall be paid or received, as the case may be, by Purchaser: (i) rents (“Rents”), reimbursement of real estate taxes and operating expenses, other tenant charges under Leases, and rent abatements and concessions under Leases (collectively, “CAM”), to the extent accrued and paid as of the Closing Date; (ii) real property taxes, including any special assessments and business improvement or special taxing area assessment, if any (collectively, “Taxes”), on the basis of the tax year in which Closing occurs; (iii) water charges and sewer rents and charges and other utility charges (collectively, “Utilities”) for the month or period in which Closing occurs; (iv) payments for the month in which Closing occurs under Service Contracts assigned to

Purchaser; and (v) all other items of expense and income in connection with the operation of the Property.
11.2    Rents. Purchaser will receive a credit at Closing for all Rents collected by Seller prior to the Closing Date and allocable to the period from and after the Closing based upon the actual number of days in the month. With respect to any unpaid or delinquent Rents existing as of the Closing Date, Purchaser shall remit the same to Seller as, when and only to the extent received, on a tenant‑by‑tenant basis, monthly, no later than the last day of each calendar month, and Purchaser shall use commercially reasonable efforts to collect all such delinquent rents for the benefit of Seller, provided, that Purchaser shall not be obligated to terminate a Lease, declare a default under a Lease or bring suit against a tenant therefor, or incur any expense over and above its own regular collection expenses, and, provided, further, that Seller shall not be deemed to waive any right to bring suit against a tenant for any delinquent Rents, but Seller shall have no right to sue to evict any tenants or terminate any Leases. Any Rent received by Seller from and after the Closing Date for any period(s) after the Closing Date promptly shall be remitted to Purchaser. For purposes of this Agreement, Rents received by Purchaser or Seller after Closing shall be applied in the following order:
11.2.16    First, to Rents then due and payable to Purchaser for calendar months following the calendar month in which the Closing Date falls, but not, for the avoidance of doubt, to prepay any Rents not due and payable at the time such Rent is received;
11.2.17    Second, to Rents due but unpaid for the calendar month in which the Closing Date falls;
11.2.18    Third, to pay any Rents related to the period prior to the Closing Date which have not been previously paid; and
11.2.19    Fourth, as Purchaser may direct.
11.3    Taxes. If the Closing Date occurs before the tax assessment or rate for such tax year is fixed, an apportionment of Taxes shall be made on the Closing Date upon the basis of the tax assessment and rate for the preceding tax year and final adjustment shall be made within sixty (60) days of the issuance of a final tax bill for the tax year in which Closing occurs. If any proceeding for reduction of the assessed valuation of the Property has been or hereafter is filed for a tax period covering both the period of Seller’s ownership and the period of Purchaser’s ownership, the parties agree that Purchaser, in Purchaser’s reasonable discretion, will have the right to settle or discontinue any such proceeding. Any tax saving or refund for such period, after deduction for reasonable fees and expenses of third parties incurred in connection therewith, shall be apportioned between Seller and Purchaser as of the Closing Date. If, after the Closing Date, Purchaser receives any such tax savings as a credit against taxes payable in a subsequent tax period, rather than as a refund, Purchaser promptly shall pay to Seller its pro rata share of the tax saving. The cost of any such proceeding, including, without limitation, any contingency or other professional fees, shall be borne in the ratio the parties are entitled to tax credits pursuant hereto.
11.4    Utilities. Excluding any utilities in the name of tenants, in order to prorate charges for water, gas, electricity and any other utility services, representatives of Seller and of Purchaser shall arrange with the appropriate utility companies and governmental agencies to render final bills based upon a reading as of the day before the Closing of the meters monitoring the servicing of the Property. Seller shall pay all charges for utilities accrued to the time of such readings and shall be responsible for the payment of such bills as and when rendered. If, however, final bills for the foregoing charges are not rendered as of the Closing Date or such readings are not possible as of the day before Closing, the proration for utilities will be done as of midnight the day before Closing and will be based on the most current and accurate billing information available. Should such proration be inaccurate by more than One Hundred Dollars ($100) upon receipt of the actual bills for the Property, Purchaser and Seller, promptly upon receipt by either of them of the utility bills, shall make the proper adjustment so that the proration will be accurate, based upon the actual amount of the utility bills, and payment shall be made promptly by Seller or Purchaser, whichever shall be required to make such payment, to the other party for the purpose of making such adjustment. Upon mutual agreement of Seller and Purchaser and with consent of the respective utility companies, utility deposits may be assigned to Purchaser. In such event, the amount of the assigned deposits will be paid by Purchaser to Seller at the Closing in addition to the Purchase Price.
11.5    Tenant Security Deposits. On the Closing Date, (i) the aggregate amount of all cash security deposits held by Seller under the Leases shall be credited against the Purchase Price therefor, and Purchaser shall assume the obligation for such security deposits pursuant to the Assignment and Assumption, and (ii) any non‑cash security deposits and letters of credit held by Seller under any Leases shall be transferred, set over and delivered to Purchaser. Seller agrees to reasonably cooperate with Purchaser after Closing in the transfer and assignment of any letters of credit to the extent any such transfer and assignment is not completed at Closing.
11.6    Leasing Commissions. On the Closing Date, the aggregate amount of unpaid leasing commissions, if any, payable to leasing or other agents for the then remaining term of each Tenant Lease in effect as of the date hereof (not including any such commissions which may, in the future, be payable with respect to unexercised termination, expansion, renewal or extension options) shall be credited against the Purchase Price. On the Closing Date and pursuant to the Assignment and Assumption, Purchaser shall assume all leasing commissions due and payable to leasing or other agents with respect to (i) Tenant Leases entered into after the date hereof in accordance with the terms hereof and on those terms approved by Purchaser, and (ii) the exercise of any right of extension, renewal or expansion existing under the Tenant Leases in effect as of the date hereof or entered into after the date hereof in accordance with the terms hereof.

11.7    Tenant Improvements and Allowances. As used in this Agreement, the term “Tenant Costs” means all costs of all tenant construction obligations of the landlord under all Tenant Leases whether such obligations are structured as the obligation of the landlord to deliver improved space or to provide a tenant improvement allowance (excluding, however, any obligation by the landlord to repair, restore or otherwise improve any tenant space not part of initial tenant improvements).
11.7.1    With respect to Tenant Costs under Tenant Leases in effect as of the date hereof which are monetary obligations on the Closing Date, Seller shall assign to Purchaser and Purchaser shall assume the outstanding obligations of Seller with respect to all such monetary obligations due and payable after the Closing Date, and the aggregate unpaid amount thereof shall be credited against the Purchase Price, and Purchaser shall pay all such allowances from and after the Closing Date as and when the same shall become due and payable; and
11.7.2    With respect to Tenant Costs under Tenant Leases executed from and after the date hereof or expansions, renewals or extensions of existing Tenant Leases executed from and after the date hereof (which are, to the extent required, approved by Purchaser as set forth in Section 8.4 herein), on the Closing Date, Purchaser shall reimburse Seller for all such Tenant Costs paid by Seller (and any unpaid but earned construction management fees) as of or prior to the Closing Date, and the aggregate unpaid amount of all such Tenant Costs shall be paid by Purchaser from and after the Closing Date as and when the same shall become due and payable.
11.8    Tenant Free Rent. In connection with the Marco’s Pizza lease at Sweetgrass (the “Marco’s Lease”), at Closing Purchaser and Seller will escrow a portion of the Purchase Price equal to the amount of all Base Rent (as defined in the Marco’s Lease) that would have been payable (prorated per diem) if the Rent Commencement Date (as defined in the Lease) had occurred as of the Closing Date for the period from the Closing Date until October 13, 2014. On the last day of each calendar month following the Closing Date, an amount equal to the Marco’s Lease Base Rent for the preceding month shall be released to Purchaser, with the last disbursement occurring on October 13, 2014. In the event that the Rent Commencement Date occurs prior to October 13, 2014, Seller shall receive a distribution of escrowed funds equal to the amount of Base Rent (prorated per diem) payable pursuant to the Marco’s Lease between the actual Rent Commencement Date and October 13, 2014. Any amount not distributable to Seller as of the Rent Commencement Date shall be released to Purchaser.
In connection with the Cesar Perea Cleaners tenant at Doral, Seller and Purchaser will escrow a portion of the Purchase Price equal to $13,875 at Closing (the “Cleaners Escrow”). On the last day of each calendar month following the Closing Date, in the event that Cesar Perea Cleaners has not paid any portion of its rent for such month, Purchaser will receive a portion of the Cleaners Escrow equal to such deficiency. The

Cleaners Escrow will remain in place until the natural expiration of the Cesar Perea Tenant Lease, at which time the balance remaining, if any, shall be distributed to Seller.
11.9    Final Adjustment After Closing. Prior to Closing, Seller shall complete partial year reconciliation with respect to CAM, Taxes and Insurance charges for the year of Closing as of July 31, 2014 (the “Preliminary CAM Reconciliation”). Subject to the post closing “true up” provided for herein, CAM shall be prorated as of the date of Closing on a lease-by-lease basis with each party being entitled to receive a portion of the CAM payable under each Tenant Lease for the CAM Lease Year in which Closing occurs, which portion shall be equal to the actual CAM incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year and shall be based upon the Preliminary CAM Reconciliation. Five (5) days prior to Closing Seller shall submit to Purchaser an itemization of its actual CAM operating expenses through such date and the amount of CAM received by Seller as of such date, together with an estimate of CAM to be incurred to, but not including, the Closing, all based upon the Preliminary CAM Reconciliation. In the event that Seller has received CAM payments in excess of its actual CAM operating expenses, Seller shall pay to Purchaser (or provide Purchaser a credit against the Purchase Price) an amount equal to such excess. In the event that Seller has received CAM payments less than its actual CAM operating expenses, Purchaser shall pay to Seller an amount equal to such deficit following the final operating expense reconciliation for CAM completed by Purchaser pursuant to the terms of this Agreement. Thereafter following Closing, Purchaser agrees to perform the final operating expense reconciliation adjustment for CAM for calendar year 2014 on or before March 31, 2015. Purchaser and Seller agree to make adjustments for any CAM after reconciliations have been completed with all tenants on or before June 30, 2015. Payments in connection with the final adjustment shall be due and payable within thirty (30) days of written notice. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM operating expenses are owed under each Tenant Lease. Upon receipt by either party of any CAM true up payment from a tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days of the receipt thereof.
11.10    Closing Costs. Seller shall pay for the following: (i) the cost of any documentary stamps and/or transfer taxes associated with the Deed; (ii) the cost of recording any corrective title instruments;(iii) the costs of clearing any title matter Seller elects to cure; and (iv) one half of the charges of the Escrow Agent. Purchaser shall pay for the following: (i) the cost of issuing the Commitment and the owner’s policy of title insurance and any endorsements; (ii) one half of the charges of the Escrow Agent; (iii) any charges associated with Purchaser’s financing, including without limitation taxes on mortgages, deeds of trust or deeds to secure debt; (iv) the cost of the Surveys; and (v) all other costs and expenses of closing. Each party shall pay the fees and expenses of its respective legal counsel.
11.11    Survival. The provisions of this Section 11 shall survive Closing and the delivery of the deeds of conveyance hereunder for one (1) year.

12.    CASUALTY AND CONDEMNATION.
12.1    Risk of Loss. Until the purchase of the Property has been consummated on the Closing Date, all risk of loss of, or damage to, or destruction of, the Property (whether by fire, flood, tornado or other casualty, or by the exercise of the power of condemnation or eminent domain, or otherwise) shall belong to and be borne by Seller. Further, in accordance with Section 8.2 hereof, Seller shall maintain in effect its insurance policies through and including the Closing Date.
12.2    Casualty or Condemnation. In the event of any damage to or destruction of the Property or any portion thereof which is reasonably estimated by Seller and Purchaser to cost Two Hundred Fifty Thousand Dollars ($250,000) or less per Property to replace or repair, subject to the other terms and conditions of this Agreement, Purchaser shall nonetheless be obligated to consummate the purchase of the Property. In the event of any damage to or destruction of the Property or any portion thereof which is reasonably estimated by Seller and Purchaser to cost in excess of Two Hundred Fifty Thousand Dollars ($250,000) per Property to replace or repair, or in the event of any taking or written threat of taking by eminent domain or condemnation (or any conveyance in lieu thereof) of the Property or any portion thereof by anyone having the power of eminent domain or condemnation where such taking involves a part of the vertical improvements located on the Property or a material portion of the parking located at the Property, or which permits an Anchor Tenant to exercise its right to terminate its lease, Purchaser shall, by notice to Seller provided within ten (10) business days of receiving notice from Seller of such event, elect to: (i) terminate this Agreement, whereupon the Earnest Money, together with all interest accrued thereon (less and except the sum of One Hundred Dollars ($100) which shall be paid to Seller as consideration for entering into this Agreement), shall be returned to Purchaser, in which event neither Seller nor Purchaser shall have any further rights, duties or obligations under this Agreement, except as otherwise expressly provided herein; or (ii) consummate the purchase of the Property with no reduction in Purchase Price, subject to the following provisions of this Section 12.2. If Purchaser does not elect to terminate this Agreement pursuant to clause (i) of this Section 12.2 (or if the cost to replace or repair the damage or destruction is estimated to be Two Hundred Fifty Thousand Dollars ($250,000) or less), then Seller shall on the Closing Date pay to Purchaser all insurance proceeds then received by Seller in connection with such casualty, together with any deductible amounts under Seller’s insurance policies (except for (i) Seller’s allocable share of business interruption or rental loss insurance proceeds, and (ii) such proceeds which have been paid by Seller to unaffiliated independent contractors for the repair or restoration of the Property occasioned by the damage or destruction; provided, however, Seller shall have no duty to undertake any such repair or restoration) and all condemnation awards and compensation then received by Seller which are not paid to tenants pursuant to the

Tenant Leases. In addition, Seller shall transfer and assign to Purchaser, in form reasonably satisfactory to Purchaser, all rights and claims of Seller and all unpaid insurance proceeds (and all rights and claims relating thereto) with respect to the damage or destruction (except for (i) Seller’s allocable share of business interruption or rental loss insurance proceeds, and (ii) sums which have been paid by Seller to unaffiliated independent contractors for the repair or restoration of the Property occasioned by the damage or destruction; provided, however, Seller shall have no duty to undertake any such repairs or restorations) and all compensation and awards on account of such taking. Without limiting the foregoing, Seller shall consult with Purchaser with respect to any eminent domain or condemnation proceedings affecting the Property or any portion thereof. From and after the Examination Date, Seller authorizes Purchaser, at Purchaser’s expense, to participate in such condemnation proceedings to further and protect Purchaser’s interest in said proceedings and to prosecute any appeal and contest any compensation and award that Purchaser reasonably determines does not constitute the fair market value of the Property or any portion thereof taken or threatened to be taken.
13.    TAX-DEFERRED EXCHANGE
Purchaser or Seller may consummate the purchase or sale, as applicable, of the Property as part of a so called like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (1) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to either party’s obligations under this Agreement; (ii) Purchaser and/or Seller, as applicable, shall effect the Exchange through an assignment of its rights and obligations under this Agreement to a qualified intermediary, but no such assignment shall release or relieve Purchaser or Seller, as applicable, of its obligations hereunder; (iii) no party hereto shall incur any costs or expenses in connection with the other party’s Exchange; (iv) no party hereto shall be required to take an assignment of the purchase agreement for the replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (v) performance by the qualified intermediary hereunder shall be deemed performance by Purchaser or Seller, as applicable, hereunder. Neither Purchaser nor Seller shall by this Article 13 or by its acquiescence to the Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party hereto that the Exchange in fact complies with §1031 of the Code. Purchaser and Seller each shall indemnify the other party hereto against any additional liabilities and costs and fees incurred solely as a result of such party’s participation in the Exchange. The indemnities in this Article 13 shall survive the Closing or the termination of this Agreement, as applicable.
14.    DEFAULT.
14.1    Seller’s Default. If the sale and purchase of the Property contemplated by this Agreement is not consummated on account of Seller’s breach or default hereunder,

notwithstanding the satisfaction of all Purchaser’s Conditions set forth in Section 15.1 herein, Purchaser shall elect, as its sole and exclusive remedy, either to (i) terminate this Agreement, in which event the Earnest Money, together with all interest earned thereon (less and except the sum of One Hundred Dollars ($100) which shall be paid to Seller as consideration for entering into this Agreement), shall be refunded to Purchaser on demand in accordance with the provisions hereof and Seller shall reimburse Buyer for its actual out-of-pocket costs and expenses incurred in connection with the transaction described in this Agreement, including, without limitation, expenses paid (A) to Purchaser’s attorneys in connection with negotiation of this Agreement and matters related thereto, (B) to any prospective lender as an application or commitment fee, rate lock or other non-refundable fee, and (C) to unrelated and unaffiliated third party consultants in connection with the performance of examinations, inspections and/or investigations pursuant to this Agreement, or (ii) bring a suit for specific performance.

14.2    Purchaser’s Default. If the sale and purchase of the Property contemplated by this Agreement is not consummated because of Purchaser’s default, failure or refusal to perform hereunder, Seller shall be entitled, as its sole and exclusive remedy hereunder or otherwise, to payment of the Earnest Money, with interest thereon, as full and complete liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is difficult or impossible to estimate more precisely or accurately the damages which might be suffered by Seller upon Purchaser’s default. Seller’s receipt of the Earnest Money, with interest thereon, is intended not as a penalty, but as full liquidated damages. The right to retain such sums as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (i) for specific performance of this Agreement, or (ii) to recover actual damages in excess of such sums. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller to seek or claim a refund of such sums (or any part thereof) on the grounds that such amount is unreasonable in amount and exceeds Seller’s actual damages or that the retention of such sums by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages. The parties further acknowledge and agree that the liquidated damages provided herein is a reasonable pre-estimate of Seller’s probable loss resulting from Purchaser’s default. The foregoing provisions shall not limit, modify, impair, diminish or abrogate the obligations and indemnities of Purchaser under Sections 8.1 and 17.2 hereof in the event of the Closing.

15.    CONDITIONS PRECEDENT.
15.1    Purchaser’s Conditions. Purchaser’s obligation to consummate the purchase of the Property in accordance with the terms and conditions of this Agreement is subject to and conditioned upon the satisfaction (or waiver in writing by Purchaser) of the following conditions precedent:
15.1.2    Purchaser’s determination on or before 6:00 p.m., Atlanta, Georgia time, on the Examination Date, that the condition of the Property is satisfactory.

15.1.3    Seller shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement required to be performed and complied with by it on or prior to the Closing Date.
15.1.4    Each of the representations and warranties made by Seller in this Agreement shall be accurate, true and correct in all material respects on and as of the applicable Closing Date, except those made as of a specified date, in which case such representations and warranties of Seller shall have been accurate, true and correct in all material respects as of such date, subject to Section 8.11.
15.1.5    There shall not be in effect any statute, regulation, order, decree, judgment or injunction (whether temporary, permanent or preliminary) of any governmental authority that challenges, prohibits, makes illegal, enjoins or prevents the consummation of the transactions contemplated by this Agreement.
15.1.6    There shall not be any action taken by any court of competent jurisdiction or other governmental authority that makes it illegal or enjoins, restrains or otherwise prohibits the consummation of the transactions contemplated by this Agreement. There shall not be instituted any action or proceeding by any governmental authority that would reasonably be expected to result in any of the consequences referred to in the previous sentence.
15.1.7    Seller shall have made all deliveries required to be made at or prior to the applicable Closing pursuant to this Agreement, including those set forth in Section 10.3 herein.
15.1.8    Seller shall use commercially reasonable efforts to deliver to Purchaser a duly executed Tenant Estoppel Certificate (as hereinafter defined) from the Anchor Tenants, and shall use commercially reasonable efforts to secure Tenant Estoppel Certificates from the balance of tenants at each Property (such tenants being herein referred to as individually as the “Other Tenant” and collectively as the “Other Tenants”, and such certificates being the “Tenant Estoppel Certificates” and each a “Tenant Estoppel Certificate”), and guarantor estoppel certificates (the “Guarantor Estoppel Certificates”) from the guarantors of the Leases, if any, in substantially the form attached hereto and made a part hereof as Schedule 5.1.8 or otherwise in a form sufficient for the applicable tenant to fulfill its obligation to deliver a Tenant Estoppel Certificate under its lease, and dated not more than forty five (45) days prior to the Closing Date. Receipt of Tenant Estoppel Certificates from the Anchors and seventy-five percent (75%) (the “Required Percentage”) of the Other Tenants (excluding the Anchor Tenants) at each Property shall be a condition to Purchaser's obligation to close the transactions contemplated hereby. With respect to Tenant Estoppel Certificates from up to fifty percent (50%) of the Required Percentage of the Other Tenants, but not for any Anchor Tenant, in lieu of a Tenant Estoppel Certificate, Seller may deliver a Seller estoppel certificate (the "Seller Estoppel") certifying all of the information in the Tenant Estoppel Certificate form to its knowledge in lieu of a

Tenant Estoppel Certificate from up to fifty percent (50%) of the Required Percentage of any such Other Tenants; and provided further, that upon receipt by Purchaser of a Tenant Estoppel Certificate in the form required hereunder which does not disclose any material adverse matters, or is otherwise acceptable to Purchaser and for which Seller previously delivered a Seller Estoppel, such estoppel shall immediately replace the Seller Estoppel as to such Other Tenants, the Seller Estoppel shall immediately become void and Seller shall have no liability in connection therewith. In the event that Purchaser’s lender, if any, requires subordination, non-disturbance and attornment agreements (“SNDAs”) from any tenants at the Property, Seller agrees to cooperate with Purchaser in requesting SNDAs from any such tenants in substantially the form attached hereto and made a part hereof as Schedule 5.1.8, provided that receipt of SNDA’s or Guarantor Estoppel Certificates shall not be a condition to Purchaser’s obligation to close under this Agreement. If Seller is unsuccessful in obtaining Tenant Estoppel Certificates from the Anchor Tenants and the Required Percentage of the Other Tenants (excluding the Anchor Tenants) as set forth above, or if the Tenant Estoppel Certificates from the Anchor Tenants or the Other Tenants comprising the Required Percentage contains or discloses information which is materially different (and less favorable to the landlord) as to the status or terms of the Anchor Tenant leases or the leases of the Other Tenants comprising the Required Percentage from the applicable information set forth in the Rent Roll, then, in either such event, Purchaser’s sole option shall be to either (a) waive the delivery of the Tenant Estoppel Certificates from the Anchor Tenants and the Required Percentage of the Other Tenants (excluding the Anchor Tenants) and proceed with the Closing, without any abatement or other adjustment in the Purchase Price, or (b) terminate this Agreement, in which event the Earnest Money shall be refunded by Escrow Agent to Purchaser without any further consent required from Seller and neither party shall have any further rights, obligations or liabilities hereunder except for those provisions that survive the termination of this Agreement. Such election shall be made on or before the Closing Date, and if Purchaser fails to make such an election by such time, Purchaser shall be deemed to have elected to terminate this Agreement as provided in clause (b) of this Section 15.1.7. For the avoidance of doubt, Seller’s inability to obtain any of the certificates described herein shall not constitute a Seller default hereunder.
15.1.9    Purchaser shall not have any obligation to purchase the Property from Seller unless Seller simultaneously closes on the sale of the Deltona Landings, Kingwood Glen, Parkway Centre and Publix at Powder Springs Shopping Centers pursuant to that certain Purchase and Sale Agreement between Purchaser and U.S. Retail Income Fund VII, Limited Partnership dated July 31, 2014, (the “RIF VII Agreement”).
15.2    Satisfaction or Waiver of Condition. If the Purchaser does not provide notice to Seller that the condition precedent in Section 15.1.1 is not satisfied on or prior to 6:00 p.m., Atlanta, Georgia time on the Examination Date, then the condition precedent shall be deemed waived and satisfied and Purchaser shall make the Additional Earnest Money deposit. If Purchaser does not elect in writing prior to 6:00 p.m., Atlanta, Georgia time on the Examination Date to terminate this Agreement, then it shall be determined that Purchaser’s findings upon inspection of the Property and examination of related documents and records furnished or made available by Seller are satisfactory and acceptable to it and that Purchaser intends to close.
15.3    Seller’s Conditions. Seller’s obligation to consummate the sale of the Property in accordance with the terms and conditions of this Agreement is subject to and conditioned upon the satisfaction (or waiver in writing by Seller) of the following conditions precedent:
15.3.3    Purchaser shall have tendered performance on the Closing Date as required hereunder.
15.3.4    Seller shall not have any obligation to sell the Property to Purchaser unless Purchaser simultaneously closes on the acquisition of the Kingwood Glen, Deltona Landings, Parkway Centre and Publix at Powder Springs Shopping Centers pursuant to the RIF VII Agreement.
15.4    Failure or Waiver of Conditions Precedent. In the event that any of the conditions set forth in Sections 15.1 or 15.3 herein are not satisfied or waived, the party that benefited by such condition(s) may, by written notice to the other party, terminate this Agreement, whereupon the Earnest Money shall be returned to the Purchaser and neither party shall have any further rights, obligations or liabilities hereunder except for those provisions that survive the termination of this Agreement; provided, however, that if such conditions have not been satisfied due to a default by either party, the other party may instead pursue its remedies under Article 14. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Sections 15.1 and 15.2 herein. In any event, Purchaser’s consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions, and any liability on the part of Seller for breaches of representations and warranties of which Purchaser had knowledge as of the Closing.
16.    RESERVED
17.    BROKER AND INDEMNIFICATION.
17.1    Acknowledgment. Seller and Purchaser acknowledge that some or all of the officers of Purchaser and Seller are licensed as real estate brokers and/or real estate salesmen. In such capacities, such officers are acting as principals and not as brokers or salesmen in this transaction.
17.2    Commission. All negotiations relative to this Agreement and the sale and purchase of the Property as contemplated by this Agreement have been conducted by and between Seller and Purchaser without the intervention of any person or party as agent or broker except Holiday Fenoglio Fowler (“Broker”) who shall be paid a commission at Closing by Seller pursuant to a separate agreement. Seller and Purchaser warrant and represent that, except for the fee payable to Broker, there are and will be no brokers’ or intermediaries’ commissions or fees payable as a consequence of the sale and purchase of the Property as contemplated by and provided for in this Agreement. Seller and Purchaser shall and do hereby indemnify, defend and hold harmless each other from and against the claims, demands, actions and judgments (including, without limitation, attorneys’ fees and expenses incurred in defending any claims or in enforcing this indemnity) of any and all brokers, agents and other intermediaries alleging a commission, fee or other payment to be owing by reason of any dealings, negotiations or communications with the indemnifying party in connection with this Agreement or the sale and purchase of the Property. The foregoing indemnities shall survive the rescission, cancellation, termination or consummation of this Agreement.
18.    CERTAIN LIABILITIES AND INDEMNIFICATION.
18.1    Upon the Closing and pursuant to the Assignment and Assumption to be executed and delivered in accordance with Subsection 10.3.4 hereof, Purchaser shall assume (i) the obligations of Seller arising from and after the date of Closing under the Service Contracts, (ii) the obligations of the landlord arising from and after the date of the Closing under the Tenant Leases, and (iii) the obligation to pay leasing commissions for which Purchaser is responsible pursuant to Section 11.6 (all such obligations of Seller or landlord being collectively referred to as the “Assumed Liabilities”).
18.2    In addition to and without limiting any other indemnity and hold harmless provision contained herein or in the Assignment and Assumption, Seller shall and does hereby indemnify and save and hold Purchaser harmless from and against any and all claims, liabilities, losses, damages, demands, actions, judgments, costs and expenses (including attorneys’ fees and expenses and costs of litigation) of any kind or nature, (i) arising out of or relating to any breach of any representation or warranty made by such Seller under this Agreement (subject to the provisions of Article 23 hereof), or (ii) arising out of or relating to such Seller’s failure to make payments agreed to and required of Seller as a result of the adjustments set forth in Article 11 hereof. Notwithstanding anything in this Agreement to the contrary, the foregoing indemnity and hold harmless provision shall not (i) extend to the Assumed Liabilities, (ii) affect the survivability (or limitation thereof) or non-survivability of any of the representations and warranties of Seller made herein, or (iii) limit or impair the other rights and remedies of Purchaser hereunder or at law or in equity.
18.3    In addition to and without limiting any other indemnity and hold harmless provision contained herein or in the Assignment and Assumption, Purchaser shall and does hereby indemnify and save and hold Seller harmless from and against any and all claims, liabilities, losses, damages, demands, actions, judgments, costs and expenses (including attorneys’ fees and expenses and costs of litigation) of any kind or nature, (i)

arising out of or relating to Purchaser’s failure to assume and discharge the Assumed Liabilities, (ii) arising out of or relating to Purchaser’s failure to perform any duty or obligation assumed by Purchaser under the Tenant Leases from and after the date of Closing, or (iii) arising out of or relating to Purchaser’s failure to make payments agreed to and required of Purchaser as a result of the adjustments set forth in Article 11 hereof; provided, however, the foregoing indemnity and hold harmless provision shall not (i) extend to liabilities and obligations and matters for which Seller has indemnified and held harmless Purchaser under any of the provisions of this Agreement, or (ii) limit or impair the other rights and remedies of Seller hereunder or at law or in equity.
19.    TIME OF ESSENCE. Time is of the essence of this Agreement.
20.    GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Georgia.
21.    NOTICES. Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by facsimile, electronic mail message, hand delivery or courier or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below:
To Seller:    c/o BVT Institutional Investments, Inc.
400 Interstate North Parkway
Suite 700
Atlanta Georgia 30339
ATTN: Chad Bozza
Telecopier:     (770) 618-3559
Email:    cbozza@bvt.com

With a copy to:    McGuireWoods LLP
1230 Peachtree Street, Suite 2100
Atlanta, Georgia 30309
ATTN: Stephen D. Peterson
Telecopier:     (404) 443-5764
Email:    speterson@mcguirewoods.com

To Purchaser:    Preferred Apartment Communities
Operating Partnership, LP
c/o Preferred Apartment Advisors, LLC
One Overton Park
3625 Cumberland Blvd., Suite 1150
Atlanta, GA 30339
Attention: Jeffrey R. Sprain
Telecopier:                    (770) 818-4105
Email:    jsprain@pacapts.com

With a copy to:    Joel T. Murphy
Iron Tree Retail LLC
999 Peachtree Street, Suite 750
Atlanta, GA 30309
Telephone: (404) 891-1245
Telecopier:     (404) 228-8989
Email:     JMurphy@irontreecapital.com

Any such notice, request or other communication shall be considered given or delivered, as the case may be, on the date of facsimile, electronic mail message, hand or courier delivery. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or other communication. By giving at least three (3) days prior notice thereof, any party may from time to time and at any time change its mailing address hereunder.

22.    ENTIRE AGREEMENT; MODIFICATION. This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the Property and contains the sole and entire understanding between Seller and Purchaser with respect to the Property. All promises, inducements, offers, letters of intent, solicitations, agreements, commitments, representations and warranties heretofore made between such parties are merged into this Agreement. This Agreement shall not be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.
23.    SURVIVAL. This Agreement and the provisions, covenants, representations and warranties hereof (including the certification delivered pursuant to Section 10.3.10) shall not be merged into or with the limited or special warranty deeds, quitclaim deeds, conveyancing documents or any of the instruments or documents executed and delivered at the Closing, but shall survive the Closing for a period of nine (9) months. Notwithstanding anything to the contrary contained in this Agreement or the documents to be delivered at Closing, Seller’s liability for breach of any covenant, indemnity, representation or warranty with respect to this Agreement or any document executed by Seller shall be limited to claims in excess of an aggregate Twenty Five Thousand and No/100 Dollars ($25,000); provided, that if the aggregate of all such claims exceeds Twenty Five Thousand and No/100 Dollars ($25,000), Seller shall be liable for the full amount of such claims up to the maximum amount permitted pursuant to the immediately following sentence. Seller’s maximum aggregate liability for all claims arising under this Agreement shall not exceed One Million and No/100 Dollars ($1,000,000). In no event shall Seller be liable for, nor shall Purchaser seek, any consequential, indirect or punitive damages and in no event whatsoever shall any claim for a breach of any representation or warranty of Seller be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Purchaser prior to the date hereof. The limitation as to Seller’s liability in this Article 23 does not apply to Seller’s liability with respect to prorations and adjustments under Article 11 or Seller’s liability for the indemnity described in Section 17.2 herein.
24.    EXHIBITS. Each and every exhibit referred to or otherwise mentioned in this Agreement is attached to this Agreement and is and shall be construed to be made a part of this Agreement by such reference or other mention, in the same manner and with the same effect as if each exhibit were set forth in full and at length every time it is referred to or otherwise mentioned.
25.    CAPTIONS. All captions, heading, Section, Subsection, Paragraph and subparagraph numbers and letters and other reference numbers or letters are solely for the purpose of facilitating reference to this Agreement and shall not supplement, limit or otherwise vary in any respect the text of this Agreement.
26.    REFERENCES. All references to Sections, Subsections, Paragraphs or subparagraphs shall be deemed to refer to the appropriate Section, Subsection, Paragraph or subparagraph of this Agreement. Unless otherwise specified in this Agreement, the terms “herein”, “hereof”, “hereunder” and other terms of like or similar import, shall be deemed to refer to this Agreement as a whole, and not to any particular Section, Subsection, Paragraph or subparagraph hereof. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.
27.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.
28.    WAIVER. Any condition or right of termination, cancellation or rescission granted by this Agreement to Purchaser or Seller may be waived by such party.
29.    RIGHTS CUMULATIVE. Except as expressly limited by the terms of this Agreement, all rights, powers and privileges conferred hereunder shall be cumulative and not restrictive of those given by law.
30.    ASSIGNMENT. This Agreement may not be assigned by Purchaser, except that the rights, duties, interests and obligations of Purchaser hereunder may be assigned by Purchaser to and assumed by an entity controlled by or under common control with Purchaser, provided Purchaser shall not be released from its obligations hereunder by virtue of such assignment. Upon any such assignment, Purchaser agrees to promptly notify Seller and provide Seller with such written evidence of the assignment as Seller may reasonably request.
31.    SUCCESSORS AND ASSIGNS. This Agreement shall apply to, be binding upon and enforceable against and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns to the same extent as if specified at length throughout this Agreement.

32.    DATE FOR PERFORMANCE. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.
33.    FURTHER ASSURANCES. The parties hereto agree that they will each take such steps and execute such documents as may be reasonably required by the other party or parties to carry out the intents and purposes of this Agreement.
34.    SEVERABILITY. In the event any provision or portion of this Agreement is held by any court of competent jurisdiction to be invalid or unenforceable, such holding shall not affect the remainder hereof, and the remaining provisions shall continue in full force and effect to the same extent as would have been the case had such invalid or unenforceable provision or portion never been a part hereof.
35.    JUDICIAL INTERPRETATION. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation hereof.
36.    AUTHORITY OF SELLER. The undersigned member, partner or officer, as the case may be, of Seller hereby represents and warrants to Purchaser that he is the authorized member, partner or officer, as the case may be, of Seller, with full right, power and authority to execute and deliver this Agreement for and on behalf of Seller.
37.    AUTHORITY OF PURCHASER. The undersigned member, partner of officer, as the case may be, of Purchaser hereby represents and warrants to Seller that he is the authorized member, partner or officer, as the case may be, of Purchaser, with full right, power and authority to execute and deliver this Agreement for and on behalf of Purchaser.
38.    CONFIDENTIALITY. The parties shall not disclose the terms of this Agreement to any party other than those deemed necessary to consummate the transactions contemplated herein, including without limitation, consultants, brokers, title agents, surveyors, lenders and auditors. All due diligence material provided to or obtained by Purchaser that is related to the Property (“Due Diligence Material”) which is not published as public knowledge or which is not generally available in the public domain shall be kept in strict confidence by Purchaser and shall not be disclosed to any individual or entity other than to those authorized representatives of Purchaser who need to know the information for the purpose of assisting Purchaser in evaluating the Property for Purchaser’s potential acquisition thereof; provided however, that Purchaser shall have the right to disclose any such information if required by applicable law, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, or as may be necessary in connection with any court action or proceeding with respect to this Agreement. Notwithstanding the foregoing, Purchaser shall have the right to release a press notice containing only such information as Purchaser is required to include in its filing of Form 8-K with the Securities and Exchange Commission reporting the entry of a “Material Definitive Agreement” immediately following the full execution of this Agreement by the parties. Purchaser shall and hereby agrees to indemnify and hold Seller harmless from and against any and all loss, liability, cost, damage or expense that Seller may suffer or incur (including, without limitation, reasonable attorneys’ fees actually incurred) as a result of the unpermitted disclosure by Purchaser or use by Purchaser of any of the Property Information to any individual or entity other than an appropriate representative of Purchaser and/or the use by Purchaser of any Property Information for any purpose other than as herein contemplated and permitted. If Purchaser elects to terminate this Agreement pursuant to any provision hereof permitting such termination, or if the Closing contemplated hereunder fails to occur for any reason, Purchaser will promptly return to Seller all Property Information in the possession of Purchaser and instruct its representatives to do the same, and destroy all copies, notes or abstracts or extracts thereof, as well as all copies of any analyses, compilations, studies or other documents prepared by Purchaser or for its use (whether in written or electronic form) containing or reflecting any Property Information. In the event of a breach or threatened breach by Purchaser or any of its representatives of this Section 38, Seller shall be entitled, in addition to other available remedies, to an injunction restraining Purchaser or its representatives from disclosing, in whole or in part, any of the Property Information and any of the terms and conditions of this Agreement. Nothing contained herein shall be construed as prohibiting or limiting Seller from pursuing any other available remedy, in law or in equity, for such breach or threatened breach. The provisions of this Article 38 shall survive the termination of this Agreement.
39.    Audited Financial Statements. Seller hereby agrees to reasonably cooperate (at no third party cost to Seller) with Purchaser during the term of this Agreement in the preparation by Purchaser and its advisors, at Purchaser’s sole cost and expense, of audited financial statements of the Property for the most recent completed fiscal year of Seller and the current fiscal year-to-date that comply with Form 8-K filing requirements and Rule 3-14 of Regulation S-X, both as promulgated by the United States Securities and Exchange Commission, including current and historical operating statements and information regarding the Property.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have duly signed, sealed, and delivered this Agreement on the day and year first above written.
SELLER:
U.S. RETAIL INCOME FUND VI, LIMITED PARTNERSHIP, a Delaware limited partnership
By: BVT Institutional Investments, Inc., general partner
By:    /s/ Chad J. Bozza
Chad J. Bozza
Vice President

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

PURCHASER:
Preferred Apartment Communities Operating Partnership, L.P.,
a Delaware limited partnership

By: Preferred Apartment Advisors, LLC, a Delaware limited liability company, its agent

By:    /s/ Jeffrey R. Sprain
Jeffrey R. Sprain
General Counsel and Secretary

EXHIBIT A
BARCLAY LEGAL DESCRIPTION

Lot 4 and Drainage Retention Area, Holland Spring Commercial Subdivision, according to the plat thereof recorded in Plat Book 31, Page 27, of the Public Records of Hernando County, Florida

DORAL LEGAL DESCRIPTION

Tract A of Doral Isles Plaza, according to the plat thereof recorded in Plat Book 153, page 40, of the Public Records of Miami-Dade County, Florida

SWEETGRASS LEGAL DESCRIPTION
[On File with the Purchaser]

EXHIBIT B
PROPERTY INFORMATION

1.	Copy of survey.

2.	Copies of executed leases, lease correspondence, amendments.

3.	Cross-easement agreements.

4.	Existing title policy and copies of all title documents.

5.	Restrictive covenants, deed restrictions, etc.

6.	Operating statements and budget – current and three (3) years historical.

7.	Copy of a recent appraisal (if one exists) for description of physical improvements.

8.	Roof guarantees.

9.	Current and historical tenant sales information.

10.	Copy of most recent real estate tax and common area maintenance recovery reconciliations for each tenant.
11.Most recent management report.
12. All environmental reports.
13. Operating Contracts and Service Agreements.
14. Current and last three (3) years’ tax bills for the Real Property.
15. Copies of all Certificates of Occupancy for the Real Property.
16. Site Plan.
17. Building plans and specifications of the Real Property.
18. Current and last twelve (12) month’s tenant lease delinquency and receivable aging reports.
19. Rent Roll, including a schedule of tenant security deposits.
20. Copies of each tenant’s insurance certificates (included with leases in item 2 above).
21. Schedule of outstanding leasing commissions.
22. Current and last three (3) year’s tax bills for the Real Property.
23. Copies of geotechnical report and construction testing reports.
24. Property Insurance – five year loss history.

EXHIBIT C-1
BARCLAY RENT ROLL

[On File with the Purchaser]

EXHIBIT C-2
DORAL RENT ROLL

[On File with the Purchaser]

EXHIBIT C-3
SWEETGRASS RENT ROLL

[On File with the Purchaser]

EXHIBIT D-1
BARCLAY EXISTING EXCEPTIONS

1.	Taxes and assessments for the year 2014 and subsequent years, which are not yet due and payable.

2.	Any claim that any portion of the land is sovereign lands of the State of Florida, including submerged, filled or artificially exposed lands accreted to such land.

3.
Terms and conditions of that certain Revised Agreement for Sewer and Water Services executed by and between Elviretta Corporation, Holland Springs, Inc., and the Hernando County Water and Sewer District, recorded in Official Record Book 752, page 131, of the Public Records of Hernando County, Florida.

4.
Terms and conditions of that certain Water Service Agreement dated November 1, 1988 executed by and between Hernando County Water and Sewer District and Elviretta Corporation, recorded in Official Record Book 711, 1029, aforesaid records.

5.	Terms and conditions of that certain Declaration of Restrictions, Covenants and Conditions and Grant of Easements recorded March 10, 1997, in Official Record Book 1112, page 1882, aforesaid records.

6.	Terms and conditions of that certain Declaration of Restrictions, Covenants and Conditions and Grant of Easements recorded March 10, 1997, in Official Record Book 1112, page 1905, aforesaid records.

7.	Deed for Easement to Hernando County recorded March 10, 1997, in Official Record Book 1112, page 1944, aforesaid records.

8.	Deed for Easement to Hernando County recorded March 10, 1997, in Official Record Book 1112, page 1947, aforesaid records. (Affects Easement Parcel only)

9.	Deed for Easement to Hernando County recorded March 10, 1997, in Official Record Book 1112, page 1950, aforesaid records. (Affects Easement Parcel only)

10.
Restrictions, easements conditions and obligations contained in the unrecorded lease agreement as evidenced by the Memorandum of Lease by and between Sembler Family Partnership #14, Ltd., as Landlord, and Publix Super Markets, Inc., as Tenant, recorded March 10, 1997, in Official Record Book 1112, page 1967, as amended by instruments recorded in Official Record Book 1138, page 1747, and Official Record Book 1250, page

1785, and affected by Subordination, non-Disturbance and Attornment Agreement recorded in Official Record Book 2876, Page 1821, aforesaid records.

11.	Easement for Right of Way in favor of Withlacoochee River Electric Cooperative, recorded August 19, 1997, in Official Record Book 1142, page 83, aforesaid records.

12.	Memorandum of Agreement recorded April 7, 1999, in Official Record Book 1259, page 928, aforesaid records.

13.
Terms and conditions of unrecorded leases pursuant to the Memorandum of Assignment of Tenant Leases, Tenant Lease Guaranties and Tenant Security Deposits recorded May 10, 1999, in Official Record Book 1266, page 540, aforesaid records.

14.	Tree Trimming Easement in favor of Florida Power Corporation recorded December 20, 2002, in Official Records Book 1607, page 1410, aforesaid records.

15.	Blanket Drainage Easement in favor of Hernando County, Florida, recorded April 28, 2006, in Official Records Book 2246, page 1093, aforesaid records.

16.	Easements, reservations and dedications shown on the plat of HOLLAND SPRING COMMERCIAL SUBDIVISION, recorded in Plat Book 31, page 27, aforesaid records.

17.	Rights of tenants occupying all or part of the land under unrecorded leases or rental agreements.

18.
All matters shown on that ALTA/ACSM Land Title Survey for USRIF Portfolio Project B&C Project No. 201401639.001 Barclay Crossing, prepared by Bock & Clark Corp., bearing the signature and seal of Mark G. Leist, Florida Registered Surveyor No. PSM 5836, dated June 28, 2014 and last revised June 30, 2014.

EXHIBIT D-2
DORAL EXISTING EXCEPTIONS

1.	Taxes and assessments for the year 2014, and subsequent years, not yet due and payable.

2.
Agreement for Water Distribution and Sewer Facilities with Miami Dade Water and Sewer Authority, dated August 20, 1974, filed August 23, 1974, under Clerk’s File Nos. 74R-198002 and 74R-198003, of the Public Records of Miami-Dade County, Florida.

3.	Notice of Amendment to Development Order for Lennar Homes, Inc. (Doral Park Section 18), recorded in Official Record Book 16918, page 442, aforesaid records.

4.	Notice of Rock Mining Operation Where Blasting is Permitted, recorded in Official Record Book 16926, page 4314, aforesaid records.

5.	Excavation Performance Bond, filed April 4, 1996, in Official Record Book 17154, page 43, aforesaid records.

6.	Grant of Easement between Lennar Homes, Inc. and Metropolitan Dade County, filed April 28, 1994, recorded in Official Record Book 16340, page 71, aforesaid records.

7.	Easement recorded in Official Record Book 9811, page 858, aforesaid records.

8.	Conditional Building Permit and Estoppel Notice recorded in Official Record Book 17233, page 1087, aforesaid records.

9.	The nature, extent or existence of riparian rights. (Affects easement parcel only)

10.	Rights of others to use the waters of any water body extending from the land onto other lands. (Affects easement parcel only)

11.	Restrictions, covenants and conditions as contained in the Entrance Feature Maintenance Agreement recorded August 20, 1996 in Official Record Book 17320, page 3063, aforesaid records.

12.
Oil, gas and mineral reservations in that certain Deed from the Trustees of the Internal Improvement Fund recorded, in Deed Book 176, page 339, Canal and reclamation reservations contained is said Deed were released by the Partial Release of Canal Reservations recorded in Official Record Book 17339, page 3415, aforesaid records. NOTE: The right of entry and exploration associated with said reservations has been released by Florida Statute 270.11(2).

13.	Covenant Running with the Land in favor of Metropolitan Dade County recorded in Official Record Book 16678, page 2967, as partially released by the Partial Release of

Covenant recorded in Official Record Book 18567, page 514, aforesaid records. (Affects easement parcel only)

14.
Revised Agreement Governing Land Development between Lennar Homes, Inc. and Dade County, recorded in Official Record Book 16888, page 2708 and re-recorded in Official Record Book 17164, page 1675, as amended by the Modification of Revised Agreement Governing Land Development recorded in Official Record Book 17554, page 4731, aforesaid records.

15.
Agreement for Water and Sanitary Sewage Facilities by and between Metropolitan Dade County and Lennar Homes, Inc., recorded in Official Record Book 17241, page 702, as amended by the Addendum Number One recorded in Official Record Book 17351, page 1457, as amended by the Addendum Number Two recorded in Official Record Book 17484, page 4101, aforesaid records. (Affects easement parcel only)

16.
Terms, conditions and provisions in that certain unrecorded Lease Agreement in favor of Public Super Markets, Inc., as evidenced by the Memorandum of Lease dated June 18, 1997, recorded June 26, 1997 in Official Record Book 17692, page 970, as affected by Subordination, Non-Disturbance and Attornment Agreement recorded in Official Record Book 17701, page 1301, and as further affected by Subordination, Non-Disturbance and Attornment Agreement recorded in Official Records Book 27989, page 1981, aforesaid records.

17.	Drainage Easement by and between Lennar Homes Inc., and Paradise/BVT Doral Associates recorded in Official Record Book 17692, page 986, aforesaid records.

18.	Terms and conditions in Ordinance No. 97-97 recorded in Official Record Book 17694, page 3007, aforesaid records.

19.	Terms and conditions in Ordinance No. 97-121 recorded in Official Record Book 17721, page 2539, aforesaid records.

20.	Covenants, restrictions, reservations and easements shown on the Plat of DORAL ISLES CORSICA recorded in Plat Book 151, page 2, aforesaid records. (Affects easement parcel only)

21.	Agreement for Water and Sanitary Sewage Facilities by and between Metropolitan Dade County and Paradise/BVT Doral Associates recorded in Official Record Book 17802, page 4740, aforesaid records.

22.	Covenants, restrictions, reservations and easements shown on the Plat of DORAL ISLES PLAZA recorded in Plat Book 153, page 40, aforesaid records.

23.
Terms, conditions, restrictions, covenants, easements and assessments, if any, but omitting any covenants or restrictions, if any, based upon race, color, religion, sex, sexual orientation, familial status, marital status, disability, handicap, national origin, ancestry, or source of income, as set forth in applicable state or federal laws, except to the extent that said covenant or restriction is permitted by applicable law, in the Declaration of Easements and Restrictive Covenants recorded in Official Record Book 18090, page 1594, aforesaid records.

24.	Easement in favor of BellSouth Telecommunications, Inc. recorded in Official Record Book 18450, page 2093, aforesaid records.

25.	Easement in favor of Florida Power & Light Company recorded in Official Record Book 18539, page 3500, aforesaid records.

26.
Easements in that certain Special Warranty Deed, for vehicular and pedestrian ingress, egress and access, in favor of Paradise Station, Inc. recorded in Official Record Book 18579, page 3771, aforesaid records.

27.	Covenant Regarding Decorative Wall recorded in Official Record Book 18691, page 3835, aforesaid records.

28.	Grant of Easement in favor of Miami-Dade County for water and sewer utility purposes recorded in Official Record Book 18885, page 2931, aforesaid records.

29.
Terms, covenants and provisions in that certain unrecorded Lease Agreement in favor of 3-B Beverage, Inc., dated March 26, 1998, as modified by the First Addendum dated July 2, 1998, as modified by the Second Addendum dated March 7, 2000, as assigned to Doral Liquor King, Inc. in the Assignment of and Amendment to Lease dated March 7, 2000, as disclosed and evidenced by the Settlement Agreement recorded in Official Record Book 19043, page 1607, aforesaid records.

30.	Parking Easement in favor of Washington Mutual Bank, FA recorded in Official Record Book 19169, page 416, aforesaid records.

31.
Terms, conditions and provisions in that certain unrecorded Lease Amendment in favor of Johnny Martinez, Jr. d/b/a Purified Water to Go, dated November 24, 1999, as disclosed by and evidenced by the Settlement Agreement recorded in Official Record Book 20296, page 1238, aforesaid records.

32.
Terms, conditions and provisions in that certain unrecorded Lease Agreement in favor of Hollywood Entertainment Corporation, as evidenced by the Memorandum of Lease dated September 18, 2003, recorded December 19, 2003 in Official Record Book 21918, page 3177, aforesaid records.

33.
Terms, conditions and provisions in that certain unrecorded Lease Agreement in favor of Subway Real Estate Corp., as evidenced by the Memorandum of Lease dated June 11, 2003, recorded Mary 7, 2004 in Official Record Book 22277, page 3536, as amended by the Amendment of Memorandum of Lease recorded August 4, 2004 in Official Record Book 22543, page 2615, aforesaid records.

34.
Terms, conditions and provisions in that certain unrecorded Lease Agreement in favor of Doral Isles Realty, Inc., formerly known as Isles Realty Miami, Inc., dated October 17, 1997, as modified by the Addenda dated December 17, 1997, July 6, 1998 and December 4, 2002, as disclosed by and evidenced by the Settlement Agreement recorded in Official Record Book 25494, page 4456, aforesaid records.

35.	Easement in favor of Florida Power & Light Company recorded in Official Record Book 26661, page 1872, aforesaid records.

36.	Rights of tenants occupying all or part of the land under unrecorded leases or rental agreements.

37.
All matters shown on that ALTA/ACSM Land Title Survey for USRIF Portfolio Project B&C Project No. 201401639.003 Doral Isle 10715-10785 NW 58th Street, Miami, FL, prepared by Bock & Clark Corp., bearing the signature and seal of Mark G. Leist, Florida Registered Surveyor No. PSM 5836, dated June 26, 2014, last revised _________.

EXHIBIT D-3
SWEETGRASS EXISTING EXCEPTIONS

1.	Taxes and assessments for the year 2014, and subsequent years, which are a lien, but not yet due and payable.

2.
Easement for erection and maintenance of telephone and telegraph lines and necessary appurtenances in favor of Southern Bell Telephone & Telegraph Company, dated February 18, 1916, and recorded March 10, 1916, in Deed Book M 25, Page 561, Charleston County, South Carolina records.

3.	Easement to Charleston Isle of Palms Tractor Company dated December 30, 1914, and recorded January 7, 1915, in Deed Book M 26, Page 130, aforesaid records.

4.
Agreement between Allen P. Howell, Fred J. Shahid, Robert V. Royall, Jr., and Thomas G. Rowland, Jr., Connector East, a South Carolina General Partnership and SCE&G dated March 22, 1988, regarding sixty foot (60’) SCE&G easement.

5.
Easement for pedestrian and vehicular ingress and egress granted to Harvey W. McCormick, Jerry J. Darden and Jean W. Darden by conveyance Declaration and Agreement of Easements dated August 21, 1991, and recorded in Book R 205, at Page 73, aforesaid records.

6.	A survey of Sweetgrass prepared by GPA Professional Land Surveyors dated March 18, 1999, last revised May 17, 1999, reveals the following matters, together with appropriate easements:

(a)    Power poles and light poles;
(b)    Transformer;
(c)     Water meters and water valves;
(d)    15”, 18”, 30”, 36” and 42” corrugated metal pipes;
(e)    Stormwater drainage lines, storm drain manholes, and drop inlets;
(f)    Electric box;
(g)    Sanitary sewer lines, manholes and sewer valves;
(h)    15’ sanitary sewer easements;
(i)    15’ utility easements;
(j)    40’ common access easement;
(k)    Pond and pond easement;

(l)	Curb encroachments onto 50’ Ingress and Egress Easement, Tract 3-C, and property now or formerly Jerry J. Darden Property.

7.	Right to tie into the sewer lines extension reserved unto Connector East, a South Carolina Partnership, as set forth in that certain Reciprocal Sewer Easement by and between Connector

East, a South Carolina Partnership, and ABS Development Company, appearing of record on August 22, 1991, in Deed Book R 205, at Page 92, aforesaid records.

8.
Conveyance and Declaration of Easement by The ABS Development Company, a Connecticut Partnership to Allen P. Howell, et al., dated and recorded February 14, 1992, in Deed Book R 210, at Page 678, aforesaid records.

9.
Ingress-Egress Agreement by and between ABS Development Company, a Connecticut Partnership to Lowcountry Home Furnishings, Inc., dated February 14, 1992, and recorded February 20, 1992, in Deed Book U 210, at Page 211, aforesaid records.

10.	Rights of Tenants, at tenants only, in possession of portion of the subject property pursuant to unrecorded leases.

11.
Easements contained in the Title to Water and Sewer Systems and Grants of Easement by ABS Development Company, a Connecticut Partnership, to Commissioners of Public Works of the Town of Mount Pleasant, South Carolina, a/k/a Mount Pleasant Waterworks and Sewer Commission, dated February 15, 1993, appearing of record on July 27, 1993, in Deed Book X 229, at page 171, aforesaid records.

12.
Grant of Perpetual Easement given by ABS Development Company, a Connecticut Partnership, to Commissioners of Public Works of the Town of Mount Pleasant, South Carolina, a/k/a Mount Pleasant Waterworks and Sewer Commission, dated February 15, 1993, appearing of record on July 30, 1993, in Deed Book C 230, at Page 776, aforesaid records.

13.
Easements contained in that certain deed from ABS Development Company, a Connecticut Partnership, to NationsBank of South Carolina, N.A. dated August 16, 1993, appearing of record on August 19, 1993, in Deed Book X 230, at Page 4, amended by Corrective Deed dated October 18, 1993, and recorded November 5, 1993, in Deed Book K 234, at Page 489, aforesaid records.

14.
Sweetgrass Corner Shopping Center Declaration of Covenants and Restrictions and Easements of Use and To Use, made by ABS Development Company, a Connecticut Partnership, dated August 17, 1993, appearing of record on August 19, 1993, in Deed Book Y 230, at Page 154, aforesaid records.

15.
Grant of Perpetual Easement given by ABS Development Company, a Connecticut Partnership, to Commissioners of Public Works of the Town of Mount Pleasant, South Carolina, a/k/a Mount Pleasant Waterworks and Sewer Commission, dated July 6, 1995, appearing of record on September 6, 1995, in Deed Book M 259, at Page 795, aforesaid records.

16.
Grant of Perpetual Easement given by ABS Development Company, a Connecticut Partnership, to Commissioners of Public Works of the Town of Mount Pleasant, South Carolina, a/k/a Mount Pleasant Waterworks and Sewer Commission, dated November 27,

1996, appearing of record on December 5, 1996, in Deed Book L 277, at Page 597, aforesaid records.

17.
Easements contained in that certain deed from Ahold Real Estate Company, f/k/a ABS Development Company, a Connecticut Partnership, to Northbridge Associates, LLC, appearing of record on December 31, 1996, in Deed Book H 278, at Page 290, aforesaid records.

18.
Declaration of Covenants and Restrictions and Easements made by Ahold Real Estate Company, f/k/a ABS Development Company, a Connecticut Partnership, dated December 27, 1996, appearing of record on December 31, 1996, in Deed Book L 278, at Page 14, aforesaid records; thereafter amended by First Amendment to Sweetgrass Corner Shopping Center Declaration of Covenants, Restrictions and Easements of record in the RMC Office for Charleston County in Book H 344 at Page 628 on March 21, 2000.

19.
Grant of Perpetual Easement given by Ahold Real Estate Company, f/k/a ABS Development Company, a Connecticut Partnership, to Commissioners of Public Works of the Town of Mount Pleasant, South Carolina, a/k/a Mount Pleasant Waterworks and Sewer Commission, dated July 20, 1998, appearing of record on August 3, 1998, in Deed Book B 308, at Page 416, aforesaid records.

20.
Declaration of Covenants and Restrictions and Easements made by Ahold Real Estate Company, f/k/a ABS Development, a Connecticut Partnership, dated January 27, 1999, appearing of record on February 4, 1999, in Deed Book U 319, at Page 10, aforesaid records.

21.
Encroachment of Reciprocal Sewer Easement into Tract 6 as shown by map prepared by Southeastern Surveying, Inc., titled “An Easement Plat showing a 15’ Sanitary Sewer Easement & a 20’ Drainage Easement for the property about to be conveyed to ABS Development Company located in the Town of Mt. Pleasant, Charleston County, South Carolina,” dated July 18, 1991.

22.
Declaration and Covenants, Restrictions and Easement made by Ahold Real Estate Company, f/k/a ABS Development Company, a Connecticut Partnership, dated February 27, 1997, appearing of record March 7, 1997, in Book A 281, at Page 247, aforesaid records; thereafter amended by First Amendment to Sweetgrass Corner Shopping Center Declaration of Covenants, Restrictions and Easements of record in the RMC Office for Charleston County in Book A 478 at Page 837 on December 3, 2003.

23.
Sweetgrass Corner Shopping Center Declaration of Covenants, Restrictions and Easements by and between Ahold Real Estate Company, a Connecticut partnership, and BVT Institutional Investments, Inc., a Tennessee Corporation, dated May 19, 1999 and recorded May 24, 1999, in Book C 327 at Page 442, aforesaid records; thereafter amended by Declaration of Covenants, Restrictions and Easements of record in the RMC Office for Charleston County in Book H 344 at Page 613 on March 21, 2000 and; further amended by First Amendment to Sweetgrass Corner Shopping Center Declaration of Covenants, Restrictions and Easement of record in the RMC Office for Charleston County in Book H

344 at Page 623 on March 21, 2000, and further amended by First Amendment to Declaration of Covenants, Restrictions and Easements of record in the RMC Office for Charleston County in Book J 371 at Page 559 on May 11, 2001.

24.
Right to tie into a sewer line extension set forth in that certain Sewer Easement from Sixteen Point Zero, a South Carolina partnership, to ABS Development Company, a Connecticut General Partnership of record in the RMC Office for Charleston County in Book O 229 at Page 663 on July 19, 1993.

25.	Contractors Notice of Project Commencement by Chambers and Associates, Inc. of record in the RMC Office for Charleston County in Book O 223 at Page 1 on December 20, 2011, aforesaid records.

26.
Easement Agreement by and between Mount Pleasant KRP LLC, a Delaware limited partnership company, and U.S. Retail Income Fund VI, Limited Partnership, a Delaware limited partnership, dated July 9, 1999, or record in the RMC Office for Charleston County in Book V 338 at Page 375 on December 3, 1999.

27.
Terms and conditions of that certain Lease by and between U.S. Retail Income Fund VI, Limited Partnership, a Delaware limited partnership, and Bi-Lo, LLC, a Delaware limited liability company, evidenced by a Memorandum of Lease dated October 14, 2005, of record in the RMC Office for Charleston County in Book O 573 at Page 415 on February 21, 2006.

AS TO LEASEHOLD PARCEL:
Terms and conditions of that certain Lease Agreement by and between Lowcountry Home Furnishings, Inc. and ABS Development Company, a Connecticut Partnership, dated and recorded February 14, 1992, and recorded in Deed Book R 210, at Page 668, aforesaid records; thereafter amended by First Amendment to Lease Agreement dated March 11, 2008 of record in the RMC Office for Charleston County in Book W 657 at Page 707 on April 25, 2008.

Schedule 6.3
Service Contracts

[On File with the Purchaser]

EXHIBIT 10.3.1(a)
SPECIAL WARRANTY DEED (FLORIDA)
PREPARED BY AND AFTER
RECORDING, RETURN TO:
______________________
______________________
______________________

SPECIAL WARRANTY DEED
STATE OF FLORIDA
COUNTY OF ________
THIS INDENTURE, made this ________ day of ____, 2014, between U.S. RETAIL INCOME FUND VI, LIMITED PARTNERSHIP, a Delaware limited partnership, as party of the first part (hereinafter “Grantor”), 400 Interstate North Parkway, Suite 700, Atlanta GA 30339 and ____________________, a ______________, as party of the second part (hereinafter “Grantee”) _________________________________
W I T N E S S E T H:
That the said Grantor, for and in consideration of the sum of TEN AND NO/100THS DOLLARS ($10.00) and other good and valuable consideration, in hand paid at and before the sealing and delivery of these presents, the receipt whereof is hereby acknowledged, has granted, bargained, sold, and conveyed and by these presents does grant, bargain, sell, convey and warrant specially unto the said Grantee, its successors and assigns, all that tract or parcel of land described on Exhibit “A” attached hereto and by this reference made a part hereof.
SUBJECT TO the encumbrances and exceptions described on Exhibit “B” attached hereto and by this reference made a part hereof.
TO HAVE AND TO HOLD the said bargained premises, together with all and singular the rights, members and appurtenances thereof, to the only proper use, benefit and behoof of the said GRANTEE, its successors and assigns, forever, IN FEE SIMPLE.
And the said Grantor, for itself, its successors and assigns, will warrant specially and forever defend the right and title to the above described property unto the said Grantee, its successors and assigns, but only against the lawful claims of persons claiming by, through or under Grantor.

Notwithstanding anything to the contrary contained in this instrument, Grantor’s liabilities hereunder are limited pursuant to Section 23 of that certain Purchase and Sale Agreement dated _____________, 2014 between Grantor and Preferred Communities Operating Partnership, L.P.).
IN WITNESS WHEREOF, the said Grantor, by and through its duly appointed officers, has hereunto set its hand and affixed its seal the day and year first above written.

Signed, sealed and delivered in the presence of:
_____________________________________
(Witness Signature)
Print Name: ___________________________
_____________________________________
(Witness Signature)
Print Name: ___________________________

“GRANTOR”
U.S. RETAIL INCOME FUND VI, LIMITED PARTNERSHIP, a Delaware limited partnership
By: BVT Institutional Investments, Inc., a Georgia corporation, its general partner
By: _______________________________
Name: ____________________________
Title: _____________________________

STATE OF __________
COUNTY OF __________
The foregoing instrument was acknowledged before me this ____ day of _____, 2014, by _________________, as __________________ of BVT Institutional Investments, Inc., a Georgia corporation, general partner of U.S. Retail Income Fund VI, Limited Partnership, a Delaware limited partnership on behalf of the corporation and the partnership. He is personally known to me.

_____________________________ Notary Public Signature Print Name: _______________________ My Commission Expires: ___________

EXHIBIT 10.3.1(b)

RETURN TO:
______________________
______________________
______________________
Attention: ______________

THE STATE OF SOUTH CAROLINA

COUNTY OF ______________________

LIMITED WARRANTY DEED

KNOW ALL MEN BY THESE PRESENTS, that U.S. RETAIL INCOME FUND VI, LIMITED PARTNERSHIP, a Delaware limited partnership (the “Grantor”), for and in consideration of the sum of TEN DOLLARS ($10.00), to it paid by ______________________ (the “Grantee”), the receipt and sufficiency whereof are hereby acknowledged, has granted, bargained, sold and released, and does, by their presents, grant, bargain, sell and release unto the said Grantee in fee simple all of Grantor’s right, title and interest in and to all that certain lot or parcel of land located in Charleston County, South Carolina, as more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the “Property”), SUBJECT, HOWEVER, to the exceptions to title more particularly set forth on Exhibit B attached hereto and fully made a part hereof by reference for all purposes.

TOGETHER with all and singular the rights, members, hereditaments and appurtenances to the said property belonging or in anywise incident or appertaining.

TO HAVE AND TO HOLD all and singular the Property unto the said Grantee, its successors and assigns forever.

And said Grantor does for itself and its heirs, executors and administrators, its successors and assigns, covenant with said Grantee and Grantee’s successors and assigns, that said Grantor is lawfully seized in fee simple of said Property, that subject to any and all restrictions, easements, covenants and rights-of-way, if any, affecting said Property, it is free from all encumbrances, that Grantor has a good right to sell and convey the same as aforesaid, and that Grantor hereby binds itself, and on behalf of its heirs, executors and administrators, its successors and assigns the lawful claims of all persons claiming or to claim the same or any party thereto, by, through or under Grantor, but not otherwise.

Notwithstanding anything to the contrary contained in this instrument, Grantor’s liabilities hereunder are limited pursuant to Section 23 of that certain Purchase and Sale Agreement dated _____________, 2014 between Grantor and Preferred Communities Operating Partnership, L.P.).

WITNESS the name and seal of said Grantor, this ____ day of ___________, 2014.

Signed, sealed and delivered in the presence of:

WITNESSES:	U.S. Retail Income Fund VI, Limited Partnership,
a Delaware limited partnership

By:    BVT Institutional Investments, Inc.,
a Georgia corporation,
a general partner
_______________________
Witness #1                    By:     __________________________
Name: __________________________
Title: ___________________________
_______________________
Witness #2

STATE OF _______________________
COUNTY OF _____________________

Personally appeared before me ______________________(Witness #1), who made oath that he/she saw the seal of the within named ________________________, in his capacity as the ______________ of BVT Institutional Investments, Inc., a general partner of U.S. Retail Income Fund VI, Limited Partnership, affixed to the foregoing instrument and that she with

______________________(Witness #2) witnessed the execution and delivery thereof as the act and deed of said corporation

Sworn to before me, this ____ day of _____________, 2014.

________________________(SEAL)        _________________________
Witness #2 [is also Notary Public]            Witness #1

My commission expires: ________________

Schedule 10.3.2
OWNER’S AFFIDAVIT

STATE OF GEORGIA
COUNTY OF COBB
The undersigned, ________________________ (“Deponent”), being duly sworn according to law, deposes and says as follows:
That Deponent is the __________________ of BVT Institutional Investments, Inc., general partner of U.S. Retail Income Fund VI, Limited Partnership (the “Company”), and that Deponent has knowledge of the facts sworn to in this Affidavit, and is fully authorized and qualified to make this Affidavit.
That the Company is the owner of the premises known as “_______________” shopping center, located in __________ County, ___________, as more particularly described on Exhibit A attached hereto (the “Property”) and has received no notice from any party claiming an adverse interest thereon.
That there are no unpaid bills incurred by the Company for work performed upon or materials delivered to the Property for the construction or improvement of said Property during the past ninety-five (95) days, and no mechanic, materialman, laborer, or other party claims or has the right to claim any lien against the Property by virtue thereof.
That the Company is in possession of the Property, subject to the rights of tenants, licensees or occupants under the leases and occupancy agreements listed on Exhibit B attached hereto, and there are no options to purchase or rights of first refusal in favor of any tenant or other party.
That there are no unrecorded or unfiled security agreements, chattel mortgages, conditional bills of sale or retention of title agreements to which the Company is a party affecting any fixtures located on the Property.
That, as of the date hereof, the Company has commenced no proceedings in bankruptcy in any court in any state and Deponent is aware of no pending suits, proceedings, judgments, liens or executions against the Company which affect the Property or create or could create any lien or encumbrance on the Property.

That there is no outstanding indebtedness for equipment, appliances or other fixtures attached to the Property.
That, except for the commission due Holiday Fenoglio Fowler with respect to the sale of the Property, the Company has not entered into any other agreement with any real estate broker for payment of a real estate commission relating to the sale of the entire Property.
That there are no unpaid taxes, special assessments or assessments of any nature, whether imposed by governmental or private authority, against said Property, and that the undersigned has no knowledge or notice of any plans for imposition of a future assessment.
Deponent is aware of no disputes concerning the lines or corners of the Property.
This Affidavit is given to induce Chicago Title Insurance Company to issue its policy of title insurance. Affiant is acting in his capacity as an officer of BVT Institutional Investments, Inc., and shall incur no individual liability as a result of signing this affidavit.
Sworn to and subscribed before me
this _____ day of ___________, 2014.
_______________________________        __________________________(SEAL)
Notary Public
(NOTARIAL SEAL)

My Commission Expires:
_______________________________

EXHIBIT A
to
Title Affidavit
[Attach Legal Description of Real Property]

EXHIBIT B
to
Title Affidavit
[List Of Leases]

EXHIBIT 10.3.3
QUITCLAIM BILL OF SALE

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, U.S. Retail Income Fund VI, Limited Partnership, a Delaware limited partnership (“Seller”), hereby sells, transfers and assigns to _______________________, a ___________________ (“Buyer”), all of Seller’s right, title and interest in and to the personal property (“Personal Property”) located at, attached or appurtenant to, and used exclusively in connection with the operation of the real property located in the City of ___________, County of ____________, State of __________, commonly known as the _________________ Shopping Center (the “Property”), including without limitation, all personal property described on attached Exhibit A, and all (A) licenses and permits relating to the operation of the Real Property, (B) the right to use the name of the Property (Barclay Crossing Shopping Center, Doral Isles Shopping Center, and Sweetgrass Corner Shopping Center) in connection with the Real Property, but specifically excluding any trademarks, service marks and trade names of Seller or any affiliate of Seller, (C) if still in effect, guaranties and warranties received by Seller from any contractor, material supplier, manufacturer or other person in connection with the construction or operation of the Real Property, (D) the Plans and Specifications, and (E) all other items of intangible personal property owned by Seller and used exclusively in connection with the ownership, use, leasing, maintenance, service or operation of the Real Property (“Intangible Personal Property”). Notwithstanding the foregoing, Seller’s cash, cash equivalents, bank accounts, accounts receivable and contract rights under this Agreement shall be excluded from Intangible Personal Property.
TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns, forever.
This Bill of Sale is made concurrently with and incidental to the sale of the Property pursuant to that certain Purchase and Sale Agreement dated _________________, 2014, between Seller and Buyer, the terms of which are incorporated herein by this reference.
Dated: ____________, 20__
Seller:
U.S. RETAIL INCOME FUND VI, LIMITED PARTNERSHIP, a Delaware limited partnership
By: BVT Institutional Investments, Inc., general partner
By:    __________________________
Name:    __________________________
Title:    __________________________

EXHIBIT 10.3.4
ASSIGNMENT AND ASSUMPTION OF LEASES, SECURITY DEPOSITS AND SERVICE CONTRACTS
THIS ASSIGNMENT AND ASSUMPTION OF LEASES, SECURITY DEPOSITS AND SERVICE CONTRACTS (“Assignment”) is made and entered into as of the _____ day of ___________________, 2014, by and between U.S. Retail Income Fund VI, Limited Partnership, a Delaware limited partnership (“Assignor”), and __________________, a ______________ (“Assignee”).
W I T N E S S E T H:
WHEREAS, contemporaneously with the execution hereof, Assignor has conveyed to Assignee certain real property commonly known as “_____________ Shopping Center” located in _______________, ____________ County, ____________, and more particularly described on Exhibit “A” attached hereto (the “Property”) pursuant to that certain Purchase and Sale Agreement dated ______________, 2014 (the “Agreement”) ; and
WHEREAS, in connection with said conveyance, Assignor desires to transfer and assign to Assignee all of Assignor’s right, title and interest in and to certain leases affecting the Property, together with the security deposits and future leasing commission obligations associated therewith, and, subject to the terms and conditions hereof, Assignee desires to assume Assignor’s obligations in respect of said leases, security deposits and leasing commission obligations;
NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid to Assignor by Assignee, Assignee’s purchase of the Property and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by Assignor and Assignee, Assignor and Assignee hereby covenant and agree as follows:
1.    Assignor hereby unconditionally and absolutely assigns, transfers, sets over and conveys to Assignee, without warranty or representation of any kind, express or implied, except as set forth below and except for any warranty or representation contained in the Agreement, applicable to the property assigned herein, all of Assignor’s right, title and interest in, to and under (a) those certain leases set forth on Exhibit “B” attached hereto and by this reference made a part hereof affecting or relating to the Property or the improvements thereon (the “Leases”), (b) those certain tenant deposits presently held by Assignor and enumerated on Exhibit “B” attached hereto (the “Security Deposits”), (c) those certain leasing commission agreements more particularly described on Exhibit “C” attached hereto and made a part hereof (the “Commission Agreements”), and (d) those certain contracts set forth on Exhibit ”D” attached hereto and by this reference made a part hereof (the “Service Contracts”), all subject to the matters more particularly described on Exhibit “E” attached hereto and made a part hereof.
2.    Assignee, by acceptance hereof, hereby assumes and agrees to perform all of Assignor’s duties and obligations under the Leases, Commission Agreements and Service Contracts arising from and after the date hereof as set forth in the Agreement.

3.    Assignee hereby agrees to indemnify, protect, defend and hold Assignor and its members, officers, employees, partners, lenders and agents harmless from and against all claims, actions, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses actually incurred) arising under the Leases, Commission Agreements and Service Contracts from and after the date hereof as more particularly set forth in the Agreement. Assignor agrees to indemnify, protect, defend and hold Assignee and its members, officers, employees, partners, lenders and agents harmless from and against all claims, actions, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses actually incurred) arising under the Leases, Commission Agreements and Service Contracts prior to the date hereof as more particularly set forth in the Agreement.
4.    This Assignment shall inure to the benefit of and be binding upon Assignor and Assignee, their respective legal representatives, successors and assigns. This Assignment may be executed in counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one and the same Assignment.
5.    All representations and warranties of Assignor made in the Agreement in respect of the Leases, the Security Deposits, Commission Agreements, Service Contracts and any indemnities of Assignor herein shall survive for the period of time and in accordance with the provisions of Article 23 of the Agreement.
6.    Notwithstanding anything to the contrary contained in this instrument, Assignor’s liabilities hereunder are limited pursuant to Section 23 of that certain Purchase and Sale Agreement dated _____________, 2014 between Grantor and Preferred Communities Operating Partnership, L.P.).
IN WITNESS WHEREOF, the duly authorized representatives of Assignor and Assignee have caused this Assignment to be properly executed under seal as of this day and year first above written.
ASSIGNOR:
U.S. RETAIL INCOME FUND VI, LIMITED PARTNERSHIP, a Delaware limited partnership
By: BVT Institutional Investments, Inc., a Georgia corporation, its general partner
By:
Name:
Its:
(CORPORATE SEAL)

ASSIGNEE:
______________________________, a
______________________________

By:
Name:
Title:

Schedule 10.3.10
Certificate Regarding Representations and Warranties
SELLER’S CERTIFICATION REGARDING
REPRESENTATIONS AND WARRANTIES
This Seller’s Certification Regarding Representations and Warranties (the “Certification”), is made this _____ day of ________________, 2014 by U.S. RETAIL INCOME FUND VI, LIMITED PARTNERSHIP, a Delaware limited partnership, hereinafter referred to as “Seller”, in favor of __________________________, a __________________, hereinafter referred to as “Purchaser”.
W I T N E S S E T H:
WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated __________________, 2014, (the “Agreement”), for the sale of certain real property located in ____________ County, ______________, known generally as ______________ Shopping Center(the “Property”); and
NOW, THEREFORE, in consideration of the foregoing premises, the consideration set forth in the above referenced Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby certifies that all covenants, representations and warranties made by Seller in Article 6 of the Agreement are true and correct in all material respects and/or have been fulfilled as of the date hereof. This certification shall survive for the period of time and is otherwise limited in accordance with the provisions of Article 23 of the Agreement.
[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Seller has executed this instrument on the day and date first above written.

“Seller”
U.S. RETAIL INCOME FUND VI, LIMITED PARTNERSHIP, a Delaware limited partnership
By: BVT Institutional Investments, Inc., general partner
By:    _________________________
Name:    _________________________
Title:    _________________________

Schedule 10.3.11
Non-Foreign Affidavit
CERTIFICATE OF NONFOREIGN STATUS
(Pursuant to I.R.C. § 1445 and Treas. Reg. § 1. 1445-2T(b)(2))
Section 1445 of the Internal Revenue Code provides that a purchaser of a U.S. real property interest must withhold tax if the Seller is a foreign person. To inform the Purchaser that withholding of tax is not required upon the disposition of a U.S. real property interest by the undersigned Seller, the undersigned hereby certifies the following on behalf of said Seller:
1.Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code or Income Tax Regulations);
2.    Seller is not a disregarded entity as defined in §1.1445-2(b)(2)(iii) of the Internal Revenue Code;
3.    Seller’s U.S. tax identification number is ____________; and
4.    Seller’s address is c/o BVT Institutional Investments, Inc., 400 Interstate North Parkway, Suite 700, Atlanta Georgia 30339.
5.    Seller understands that this certification may be disclosed to the Internal Revenue Service by Purchaser and that any false statement contained herein could be punished by fine, imprisonment or both.
Under penalties of perjury I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.
Seller:
U.S. RETAIL INCOME FUND VI, LIMITED PARTNERSHIP, a Delaware limited partnership
By: BVT Institutional Investments, Inc., general partner
By:    __________________________
Name:    __________________________
Title:    __________________________

57740330_1.DOC

Schedule 15.1.8

TENANT ESTOPPEL CERTIFICATE
TO:    _________________________
_________________________
_________________________
_________________________
RE:    _________________________
The undersigned (the “Lessee”) understands that you are presently negotiating a purchase involving that certain real property commonly known as _________________ Shopping Center in the City of ______________, County of ______________, and State of ___________, of which Lessee is tenant. Lessee hereby certifies the accuracy of the following information with respect to the lease (including any amendments to or modifications of the same, the “Lease”) under which Lessee is a tenant and agrees that you may rely upon the same in purchasing said real property.
1.The Lease concerns Suite ______ and is in full force and effect and has not been modified or amended except as specifically set forth below.
2.    Lessee asserts no claim of default or offset or defense against the payment of rent or other charges payable to Lessor and asserts no claim against Lessor under the Lease in regard to the premises occupied by Lessee. To the best of Lessee’s knowledge and belief, there is no default by Lessor under the Lease.
3.    All fixed minimum rental has been paid to the end of the current calendar month, which is _____________, 20__, and no rent under the Lease has been paid more than one month in advance of its due date, subject to the effect under the Lease of Item No. 6 below regarding security deposit.
4.    Date of original Lease: ___________________________. Dates of any amendments or modifications: ___________________________________________________.
5.    Lease termination date: ____________________________________.
6.    Lessor is holding a security deposit of $______________________.
7.    Lessee is not in default under the Lease and is current in the payment of any taxes, utilities, common area maintenance payments, or other charges required to be paid by Lessee.
8.    The improvements and space required to be furnished according to the Lease have been duly delivered by the Lessor and accepted by Lessee. Lessee is now in possession and has not granted any possessory right to any third party. All of the obligations of Landlord under the

Lease have been completed to Tenant’s satisfaction, including but not limited to, any obligations of the Landlord to make or pay Tenant for any improvements, alterations or work done on the Property.
9.    Neither Tenant nor, to Tenant’s knowledge, Landlord, is in violation of any exclusive use, radius or non-competition clause in the Lease or in any other lease of any other portion of the Property.
10.        Neither Tenant nor any Guarantor of the Lease is presently the subject of any proceeding under the United States Bankruptcy Code, or any similar state or federal insolvency/creditors’ rights law.
11.
IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed and delivered by its authorized officers, partners or representatives as of the _____ day of ______________, 20__.
TENANT: __________________________
By: ________________________________
Title:_______________________________
ADDRESS: _________________________

Schedule 15.1.8
FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), made this ______ day of _______________, ______, between _____________________________, (hereinafter called "Mortgagee"), and _____________________________, a ________________ [name of state] [corporation] [limited partnership] [limited liability company] (hereinafter called "Tenant").

W I T N E S S E T H:

Recitals

A.    Tenant is the tenant under a lease dated ______________, ____, by and between
Tenant and _________________, a ___________________ (said Landlord and its successors and assigns occupying the position of landlord under the Lease hereinafter called "Landlord"), covering a portion of the Mortgaged Property (hereinafter called the "Demised Premises"), wherein Landlord leased to Tenant certain premises known as the “Demised Premises” located on the property legally described on Exhibit “A” attached hereto and made a part hereof (the “Mortgaged Property”).

B.    Mortgagee intends to make or is making a loan (the “Loan”) to __________________, a _____________ limited liability company (“Borrower”), in connection with its acquisition of the Mortgaged Property from Landlord, which will be evidenced by a Promissory Note (the “Note”) from Borrower to Mortgagee and secured in part by a first deed of trust, mortgage, or deed to secure debt (which is herein called the “Mortgage”). The Mortgage, the Note and all other documents and instruments evidencing and/or securing the Note or now or hereafter executed by Borrower or others in connection with or related to the Loan including any assignments of leases and rents, other assignments, security agreements, financing statements, guaranties, indemnity agreements (including environmental indemnity agreements), letters of credit, or escrow/holdback arrangements, together with all amendments, modifications, substitutions or replacements thereof, are sometimes herein collectively referred to as the “Loan Documents”.

C.    Tenant has been requested to, and is willing to, enter into this agreement as part of the transaction for the Loan from Lender to Borrower, which will be of benefit to Tenant by preserving and maintaining the financial standing of Borrower with regard to the Mortgaged Property and the Demised Premises.

Agreements

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Mortgagee and Tenant hereby agree and covenant as follows:

1.    The Lease now is, and shall at all times continue to be, subject and subordinate in each and every respect, to the Mortgage and to any and all liens, interests and rights created thereby and to any and all increases, renewals, modifications, extensions, substitutions, replacements and/or consolidations of the Mortgage, provided that any and all such increases, renewals, modifications, extensions, substitutions, replacements and/or consolidations shall nevertheless be subject to the terms of this Agreement.

2.    So long as Tenant is not in default (beyond any period given Tenant to cure such default) in the payment of rent or additional rent or in the performance of any term, covenant or condition of the Lease or this Agreement on Tenant's part to be performed, (a) Tenant's possession of the Demised Premises and Tenant's rights and privileges under the Lease, shall not be disturbed or interfered with by Mortgagee in the exercise of its rights under the Mortgage to foreclose said Mortgage and/or to have the Mortgaged Property sold at trustee’s sale, and (b) Mortgagee will not join Tenant as a party defendant in any action or proceeding for the purposes of terminating Tenant's interest and estate under the Lease because of any default under the Mortgage, however Mortgagee may join Tenant as a party defendant in any action or proceeding to enforce the Mortgage or any other instrument given as security for the loan to Landlord, if such is done only for purposes of procedure and required completeness and not for the purposes of canceling the Lease or Tenant's rights under such Lease. The term “Mortgagee” shall include all persons deriving title to the Mortgaged Property by, through or under Mortgagee.

3.    In the event any proceedings are brought for the foreclosure of the Mortgage, or if the Mortgaged Property be sold pursuant to a trustee's sale under the Mortgage or if the Mortgagee becomes owner of the Mortgaged Property by acceptance of a deed or assignment in lieu of foreclosure or otherwise, Tenant shall attorn to the purchaser or Mortgagee, as the case may be, upon any such foreclosure sale or trustee's sale or acceptance by Mortgagee of a deed or assignment in lieu of foreclosure and Tenant shall recognize such purchaser or Mortgagee, as the case may be, as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of any holder(s) of any of the indebtedness or other obligations secured by the Mortgage or any such purchaser, any instrument or certificate which, in the reasonable judgment of Landlord or of such holder(s) or such purchaser, may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.

4.    If Mortgagee shall succeed to the interest of Landlord under the Lease in any manner, or if any purchaser acquires the Demised Premises upon any foreclosure of the Mortgage or any trustee's sale under the Mortgage, Mortgagee or such purchaser, as the case may be, shall have the same remedies by entry, action or otherwise in the event of any default by Tenant (beyond any period given Tenant to cure such default) in the payment of rent or additional rent or in the performance of any of the terms, covenants and conditions of the Lease on Tenant's part to be performed that Landlord had or would have had if Mortgagee or such purchaser had not succeeded to the interest of Landlord. From and after any such attornment, Mortgagee or such purchaser shall be bound to Tenant under all the terms, covenants, and conditions of the Lease, and Tenant shall, from and after the succession to the interest of Landlord under the Lease by Mortgagee or such purchaser, have the same remedies against Mortgagee or such purchaser for the breach of an agreement contained in the Lease that Tenant might have had under the Lease against Landlord if Mortgagee or such purchaser had not succeeded to the interest of Landlord; provided, however, the Mortgagee or such purchaser shall not be:

(a)    liable for any act or omission of any prior landlord (including Landlord); or

(b)    subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord); or

(c)    bound by any rent or additional rent which Tenant might have paid for more than the current month to any prior landlord (including Landlord); or

(d)    bound by any amendment or modification of the Lease made without Mortgagee’s prior written consent; or

(e)    liable for any security deposit, rental deposit or similar deposit given by Tenant to a prior landlord (including Landlord) unless such deposit was actually paid over to Mortgagee or such purchaser by the prior landlord; or

(f)    liable for any moving, relocation or refurbishment allowance or any construction of or payment of allowance for tenant improvements to the Demised Premises or the Mortgaged Property or any part thereof for the benefit of Tenant; or

(g)    liable for any repairs or replacements to the Mortgaged Property or the Demised Premises arising prior to the date Mortgagee takes possession of the Mortgaged Property.

5.    Nothing herein contained is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of Landlord under the Lease in the event of any default by Tenant (beyond any period given Tenant to cure such default) in the payment of rent or additional rent or in the performance of any of the terms, covenants or conditions of the Lease on Tenant's part to be performed.

6.    This Agreement and the Lease may not be amended or modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns, and any purchaser or purchasers at foreclosure of the Mortgaged Property, and their respective heirs, personal representatives, successors and assigns.

7.    Tenant represents that it has no right or option of any nature to purchase the Mortgaged Property or any portion of the Mortgaged Property or any interest in the Borrower. To the extent Tenant has or acquires any such right or option, these rights or options are acknowledged to be subject and subordinate to the Mortgage and are waived and released as to Mortgagee and any purchaser of the Mortgaged Property under and/or following a trustee’s sale.
8.    To the extent that the Lease shall entitle the Tenant to notice of any mortgage, and/or the address of the Mortgagee, this Agreement shall constitute such notice to the Tenant with respect to the Mortgage and to the address of the Mortgagee. So long as the Mortgage on the premises remains outstanding, Tenant will deliver to Mortgagee a copy of all notices permitted or required to be given to Landlord by Tenant pursuant to which Tenant proposes to abate or reduce the rental payable under the Lease or to terminate or cancel the Lease, and that no such notices to Landlord shall be effective, unless a copy of such notice is also delivered to Mortgagee. At any time before the rights of Landlord shall have been forfeited or adversely affected because of any default or failure of performance under the Lease as therein provided, Mortgagee shall have the right (but not the obligation) to cure such default or failure of performance within thirty (30) days from Mortgagee’s receipt of such written notice from Tenant stating the nature of such default or failure of performance, or such longer time as may be reasonably required, provided that Mortgagee commences to cure within such thirty (30) day period and diligently pursues such cure to completion.

9.    Tenant agrees to pay all rents directly to Mortgagee immediately upon notice that Mortgagee is exercising its rights to such rents under the Mortgage or any other loan document executed in connection with the Mortgage, including but not limited to, any assignment of leases and rents, following a default by Landlord or other applicable party beyond any applicable cure period.

10.    All notices to be sent hereunder shall be sent by certified mail, return receipt requested, by a nationally recognized overnight courier, or shall be personally delivered to the respective parties at the following addresses:

If to Mortgagee:    _______________________________________
_______________________________________
_______________________________________
_______________________________________

If to Tenant:        ________________________________________
________________________________________
________________________________________
________________________________________

or to such other address as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice shall be deemed to have been given and received either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein.

11.    This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Georgia.

12.    This Agreement may be executed in multiple counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be one and the same instrument with the same signature as if all parties to this Agreement had signed the same signature page.

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the day and year first above written.

MORTGAGEE:

______________________________

        By: ___________________________
Name: ________________________

Title: _________________________

TENANT:

_____________________________
By: ___________________________
Name: ________________________

Title: _________________________

STATE OF _________________)
COUNTY OF ________________)

Before me, ___________________________, a Notary Public in and for the State and County aforesaid, personally appeared _____________________________, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged him/herself to be the _________________________ of _____________________, the Mortgagor, and that he/she, being authorized so to do, executed the foregoing instrument for the purposes therein contained.

Witness my hand and official seal this ______day of ____________________, 2014.

My commission expires:            ___________________________________
______________________                Notary Public

STATE OF _________________)
COUNTY OF ________________)

Before me, ___________________________, a Notary Public in and for the State and County aforesaid, personally appeared _____________________________, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged him/herself to be the _________________________ of _____________________, the Tenant, and that he/she, being authorized so to do, executed the foregoing instrument for the purposes therein contained.

Witness my hand and official seal this ______day of ____________________, 2014.

My commission expires:            ___________________________________
______________________                Notary Public

57740330_9.doc